Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Independent Auditor’s Report

To Board of Directors of Auxilium Pharmaceuticals, Inc.

We have audited the accompanying consolidated financial statements of Auxilium Pharmaceuticals, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statement of stockholders’ equity, and consolidated statements of cash flows for each of the three years ended December 31, 2014.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Auxilium Pharmaceuticals, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 2, 2015

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$80,747	$47,749
Short-term investments	—	23,437
Accounts receivable, trade, net	88,326	89,407
Accounts receivable, other	9,261	7,050
Inventories, current	67,034	42,498
Prepaid expenses and other current assets	6,827	13,714
Deferred tax asset	20,276	14,737

Total current assets	272,471	238,592
Inventories, non-current	45,077	54,561
Property and equipment, net	31,254	35,270
Intangible assets, net	654,406	749,452
Goodwill	91,392	104,146
Other assets	16,918	19,155

Total assets	$1,111,518	$1,201,176

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,364	$940
Accrued expenses	127,106	121,964
Deferred revenue, current portion	2,622	2,059
Deferred rent, current portion	1,474	1,185
Current portion of debt	16,250	13,609
Endo loan payable	28,400	—
Contingent consideration, current	12,911	56,741

Total current liabilities	202,127	196,498
Term loan, long-term portion	275,290	241,536
Senior convertible notes	305,289	293,747
Deferred revenue, long-term portion	30,702	24,678
Deferred rent, long-term portion	6,055	7,528
Contingent consideration, long-term portion	64,005	161,903
Deferred tax liability	21,334	23,821

Total liabilities	904,802	949,711

Commitments and contingencies (Note 13)
Stockholders’ equity:
Series A Junior Participating Preferred stock, par value $0.01 per share; 1,500,000 shares authorized; no shares issued or outstanding	—	—
Preferred stock, $0.01 par value per share; 3,500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share; 150,000,000 shares authorized; 53,601,407 and 49,744,521 shares issued; 53,418,170 and 49,599,463 shares outstanding at December 31, 2014 and 2013, respectively	536	497
Additional paid-in capital	692,548	594,970
Accumulated deficit	(481,741)	(340,180)
Treasury stock at cost, 183,237 and 145,058 at December 31, 2014 and 2013, respectively	(4,546)	(3,490)
Accumulated other comprehensive loss	(81)	(332)

Total stockholders’ equity	206,716	251,465

Total liabilities and stockholders’ equity	$1,111,518	$1,201,176

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2014	2013	2012
Net revenues	$360,146	$400,715	$395,281
Operating expenses:
Cost of goods sold	105,006	112,015	78,337
Research and development	40,868	50,211	45,932
Selling, general and administrative	285,064	250,190	185,535
Amortization of purchased intangibles	78,726	44,988	—
Intangible asset impairment	19,920	—	—
Contingent consideration	(95,465)	11,396	—

Total operating expenses	434,119	468,800	309,804

Income (loss) from operations	(73,973)	(68,085)	85,477
Interest expense	(39,108)	(28,655)	(39)
QLT termination fee	(28,400)	—	—
Other (expense) income, net	(46)	378	506

Income (loss) before income taxes	(141,527)	(96,362)	85,944
Income tax (expense) benefit	(34)	78,297	—

Net income (loss)	$(141,561)	$(18,065)	$85,944

Net income (loss) per common share:
Basic	$(2.80)	$(0.37)	$1.76

Diluted	$(2.80)	$(0.37)	$1.74

Shares used to compute net income (loss) per common share:
Basic	50,610,400	49,337,724	48,770,229

Diluted	50,610,400	49,337,724	49,277,570

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$(141,561)	$(18,065)	$85,944

Other comprehensive income:
Unrealized gains on investments, net of tax	251	105	249
Foreign currency translation adjustment	—	71	(22)

Total	251	176	227

Comprehensive income (loss)	$(141,310)	$(17,889)	$86,171

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2014

(In thousands, except share amounts)

							Accumulated
			Additional				other
	Common stock		paid-in	Accumulated	Treasury stock		comprehensive
	Shares	Amount	capital	deficit	Shares	Cost	loss	Total
Balance, January 1, 2014	49,744,521	$497	$594,970	$(340,180)	145,058	$(3,490)	$(332)	$251,465
Exercise of common stock options	3,616,202	36	77,575	—	—	—	—	77,611
Cancellation of restricted stock	(549)	—	—	—	—	—	—	—
Stock-based compensation	164,793	2	18,700	—	—	—	—	18,702
Employee Stock Plan Purchases	76,440	1	1,303	—	—	—	—	1,304
Treasury stock acquisition	—	—	—	—	38,179	(1,056)	—	(1,056)
Comprehensive income	—	—	—	—	—	—	251	251
Net loss	—	—	—	(141,561)	—	—	—	(141,561)

Balance, December 31, 2014	53,601,407	$536	$692,548	$(481,741)	183,237	$(4,546)	$(81)	$206,716

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2013

(In thousands, except share amounts)

							Accumulated
			Additional				other
	Common stock		paid-in	Accumulated	Treasury Stock		comprehensive
	Shares	Amount	capital	deficit	Shares	Cost	loss	Total
Balance, January 1, 2013	49,419,104	$494	$525,354	$(322,115)	136,405	$(3,337)	$(508)	$199,888
Equity component of Senior Convertible Notes	—	—	64,361	—	—	—	—	64,361
Deferred tax benefit related to issuance of Senior Convertible Notes	—	—	1,253	—	—	—	—	1,253
Convertible Note Hedge	—	—	(70,000)	—	—	—	—	(70,000)
Sale of warrants	—	—	41,475	—	—	—	—	41,475
Issuance of warrants in business acquisition	—	—	12,000	—	—	—	—	12,000
Exercise of common stock options	149,304	1	1,319	—	—	—	—	1,320
Employee Stock Plan Purchases	129,755	1	1,877	—	—	—	—	1,878
Issuance of restricted stock	10,000	—	0	—	—	—	—	—
Cancellation of restricted stock	(250)	—	0	—	—	—	—	—
Stock-based compensation	33,190	—	17,269	—	—	—	—	17,269
Proceeds from Board of Directors stock purchases	3,418	—	62	—	—	—	—	62
Treasury stock acquisition	—	—	0	—	8,653	(153)	—	(153)
Comprehensive income	—	—	0	—	—	—	176	176
Net loss	—	—	0	(18,065)	—	—	—	(18,065)

Balance, December 31, 2013	49,744,521	$497	$594,970	$(340,180)	145,058	$(3,490)	$(332)	$251,465

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2012

(In thousands, except share amounts)

							Accumulated
			Additional				other
	Common stock		paid-in	Accumulated	Treasury stock		comprehensive
	Shares	Amount	capital	deficit	Shares	Cost	loss	Total
Balance, January 1, 2012	48,236,137	$482	$495,949	$(408,059)	131,591	$(3,239)	$(735)	84,398
Exercise of common stock options	960,864	10	10,497	—	—	—	—	10,507
Employee Stock Purchase Plan purchases	153,260	2	2,522	—	—	—	—	2,524
Issuance of restricted stock	43,700	—	—	—	—	—	—	0
Proceeds from Board of Directors stock purchases	4,956	—	106	—	—	—	—	106
Stock based compensation	20,187	—	16,280	—	—	—	—	16,280
Treasury stock acquisition	—	—	—	—	4,814	(98)	—	(98)
Other comprehensive income	—	—	—	—	—	—	227	227
Net income	—	—	—	85,944	—	—	—	85,944

Balance, December 31, 2012	49,419,104	494	525,354	(322,115)	136,405	(3,337)	(508)	199,888

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(141,561)	$(18,065)	$85,944
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, amortization and asset impairment	11,414	10,873	18,089
Stock-based compensation	17,241	15,522	15,007
Amortization of purchased intangibles	78,726	44,988	—
Intangible asset impairment charge	19,920	—	—
Amortization of debt discount and issuance costs	16,418	13,618	—
Contingent consideration	(95,465)	11,396	—
Payment of contingent consideration and accreted interest	(333)	—	—
Release of valuation allowance for deferred tax assets	—	(77,919)	—
Inventory obsolescence reserve	13,266	—	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,130)	(13,276)	(12,404)
Increase in inventories	(26,895)	(1,890)	(17,455)
Decrease (increase) in prepaid expenses, other current assets and other assets	1,787	2,340	(2,372)
Increase in accounts payable and accrued expenses	23,308	11,509	2,185
Increase (decrease) in deferred revenue	6,587	(11,385)	(89,814)
Increase (decrease) in deferred rent	(1,184)	433	(1,461)

Net cash used in operating activities	(77,901)	(11,856)	(2,281)

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(620,493)	—
Purchases of property and equipment	(8,107)	(10,386)	(8,762)
Purchases of short-term investments	(22,604)	(76,995)	(191,496)
Redemptions of short-term investments	46,292	175,078	186,723
Sales and redemptions of long-term investments	—	1,600	1,100

Net cash provided by (used in) investing activities	15,581	(531,196)	(12,435)

Cash flows from financing activities:
Proceeds from issuance of term loan, net of issuance costs	48,222	262,852	—
Repayment of term loan	(14,738)	(9,617)	—
Proceeds from Endo loan	28,400	0	—
Proceeds from issuance of convertible debt, net of issuance costs	—	338,921	—
Payments of contingent consideration	(44,463)	(11,762)	—
Purchase of convertible note hedge	—	(70,000)	—
Proceeds from sale of warrants	—	41,475	—
Employee Stock Purchase Plan purchases	1,304	1,878	2,524
Proceeds from exercise of common stock options	77,611	1,320	10,507
Purchases of treasury stock	(1,056)	(153)	(98)
Other	38	62	106

Net cash provided by financing activities	95,318	554,976	13,039

Effect of exchange rate changes on cash	0	(32)	(1)

Increase (decrease) in cash and cash equivalents	32,998	11,892	(1,678)
Cash and cash equivalents, beginning of period	47,749	35,857	37,535

Cash and cash equivalents, end of period	$80,747	$47,749	$35,857

Supplemental data:
Business acquisitions:
Fair value of assets acquired, net of cash acquired	$—	$949,004	—
Purchase consideration representing compensation	—	8,309	—
Fair value of liabilities assumed and contingent consideration	—	(324,820)	—
Fair value of warrants issued	—	(12,000)	—

Net cash paid for acquisitions	—	$620,493	0

Interest paid	$22,597	$12,582	0

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(1) Organization and Description of Business

(a) The Company

Auxilium Pharmaceuticals, Inc. along with its subsidiaries, (the “Company”) is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, the Company is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. The Company now has a broad portfolio of 12 approved products. Among other products in the U.S., the Company markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the topical treatment of hypogonadism and an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC (“Prasco”). The Company also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. The Company’s mission is to improve the lives of patients throughout the world by successfully identifying, developing and commercializing innovative specialty biopharmaceutical products. Its vision is to be the most consistently successful and most admired specialty biopharmaceutical company.

On October 8, 2014, the Company entered into a merger agreement with Endo International plc (“Endo”), Endo HoldCo and Endo AcquireCo, providing for the merger of Endo AcquireCo with and into the Company, with the Company as the surviving corporation and a wholly-owned indirect subsidiary of Endo (the “Endo Merger Agreement”). The merger with Endo was completed on January 29, 2015.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Auxilium Pharmaceuticals, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c) Change in functional currency

The Company established a foreign subsidiary in the United Kingdom (“Auxilium UK”) in 2000, which used the pound sterling as its functional currency prior to January 1, 2014. Assets and liabilities of the Company’s foreign subsidiary were translated at the year-end rate of exchange and the statements of operations and cash flows for this subsidiary were translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements were previously accumulated in other comprehensive income (loss) in stockholders’ equity. Effective January 1, 2014, the Company changed the functional currency of its Auxilium UK subsidiary from pounds sterling to the U.S. Dollar (“USD”). Significant changes in economic facts and circumstances supported this change, including the Company’s recent collaboration agreement with Swedish Orphan Biovitrium AB (“Sobi”), whereby transactions are settled in USD. In accordance with Accounting Standards Codification 830, Foreign Currency Matters, this change was applied on a prospective basis and translation adjustments for prior periods will not be removed from equity. In addition, translated amounts for nonmonetary assets at December 31, 2013 became the accounting basis for those assets in the period of the change.

(d) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, short –term investments, restricted cash deposits and long-term investments are stated at fair value. Due to their short-term maturity, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value.

(e) Revenue Recognition

Net revenues for the three years ended December 31, 2014 comprise the following:

	Years ended December 31,
	2014	2013	2012
XIAFLEX revenues-
Net U.S. revenues	$123,288	$62,535	$55,174
International revenues	13,914	17,605	102,627

	137,202	80,140	157,801

Testim revenues-
Net U.S. revenues—brand	47,192	206,240	233,441
Net U.S. revenues—authorized generic	28,739	—	—
International revenues	3,453	4,933	4,039

	79,384	211,173	237,480

Other net U.S. revenue
TESTOPEL	72,281	59,975	—
Edex	25,832	21,884	—
Other	45,447	27,543	—

	143,560	109,402	—

Total net revenues	$360,146	$400,715	$395,281

Net U.S. revenues shown in the above table represent the product sales of the Company within the U.S., net of allowances provided on such sales. In addition, net distributable profits earned pursuant to a Distribution and Supply Agreement (the “AG Agreement”) entered into with Prasco are also included in net U.S. revenues in the above table. International revenues represent the amortization of deferred up-front and milestone payments the Company has received on its out-licensing agreements, together with royalties earned on product sales by the licensees.

Revenue is recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the selling price is fixed or determinable; and collectability is reasonably assured.

U.S. product sales-

In the U.S., the Company’s products are sold to wholesalers, which are provided fees for service based on shipment activity. The product return policies of the Company permit product returns during a specified period, dependent on the specific product, prior to the product’s expiration date until a certain number of months subsequent to the expiration date. Future product returns are estimated based on historical experience of the Company. The Company accrues the estimated contractual rebates per unit of product for each individual payor plan using the most recent historically invoiced plan prescription volumes, adjusted for each individual plan’s prescription growth or contraction. In addition, the Company provides coupons to physicians for use with Testim and STENDRA prescriptions as promotional incentives and the Company established in September 2011 a co-pay assistance program for XIAFLEX (collagenase clostridium histolyticum or “CCH”) prescriptions. A contract service provider is utilized to process and pay claims to patients for actual coupon usage. All revenue from product sales are recorded net of the applicable provisions for wholesaler management fees, returns, rebates, and discounts in the same period the related sales are recorded. As products of the Company become more widely used and as the Company continues to add managed care and pharmacy benefit managers, actual results may differ from the Company’s previous estimates. Any adjustment resulting from differences between the Company’s estimates and actual results will be recorded as a charge or credit to revenue, as appropriate.

XIAFLEX for the treatment of Peyronie’s Disease (“PD”) is the first and only FDA-approved non-surgical treatment for PD in men with a palpable plaque and a curvature deformity of >30° at the start of therapy and was approved by the U.S. Food and Drug Administration (“FDA”) in December 2013. The Company launched XIAFLEX for PD in January 2014 and revenue from sales is recognized when title and risk of loss transfers to the customers, who are specialty distributors, specialty pharmacies and wholesalers. The Company has determined that it has the ability to make reasonable estimates of product returns in order to recognize revenue at the time that title and risk of loss transfers to the customer based on the following factors: (i) the Company has sufficient historical experience with XIAFLEX for Dupuytren’s contracture (“DC”), which is the same drug and is distributed through the same distribution channels as XIAFLEX for PD; (ii) due to the price of XIAFLEX for PD and a limited patient population, the Company’s customers have not built up significant levels of inventory; and (iii) the Company believes there is limited risk of return of inventory in the channel due to expiration based on the shelf life of inventory in the channel.

STENDRA, a new first-line oral therapy for erectile dysfunction (“ED”) approved by the FDA in April 2012, was in-licensed from VIVUS, Inc. (“VIVUS”) in October 2013. The Company launched STENDRA in the U.S. in January 2014 and revenue from sales is recognized when title and risk of loss transfers to the customers, who are wholesalers. The Company has determined that it has the ability to make reasonable estimates of STENDRA product returns in order to recognize revenue at the time that title and risk of loss transfers to the customer based on the following factors: (i) the Company has sufficient historical experience with its other products, including Testim, which the Company distributes through the same distribution channels and which is prescribed by a similar physician customer base (i.e. primarily urologists and primary care physicians); (ii) the fact that STENDRA is entering a well-established market; (iii) the efficacy and label of STENDRA, which the Company believes provides a competitive advantage over the other products in the ED market.

On June 9, 2014, the Company authorized Prasco to commence purchasing, distributing and selling an authorized generic version of Testim (the “Generic Testosterone Product”) in the United States of America and its territories and possessions pursuant to the AG Agreement entered into by the parties. Prasco commenced initial commercialization activities for the Generic Testosterone Product on June 9, 2014 and commenced shipping the Generic Testosterone Product on June 10, 2014. During the term of the AG Agreement, Prasco will pay the Company a price agreed to by the parties for the Generic Testosterone Product. Any such price will remain unchanged for an initial period of time and may thereafter be adjusted based on changes to costs and materials. The Company recognizes revenue from shipments to Prasco at the invoice supply price and the related cost of product sales when title and risk of loss transfers, which is generally at the time of shipment. The Company is also entitled to receive a percentage of the net distributable profits on sales of the Generic Testosterone Product by Prasco, which the Company recognizes as net revenues when Prasco reports to the Company the net distributable profits from the ultimate sale of the Generic Testosterone Product. The Company has recorded all net distributable profits reported by Prasco for the year ended December 31, 2014. Any adjustments to the net distributable profits related to Prasco’s estimated sales discounts and other deductions are recognized in the period Prasco reports the amounts to the Company. There were not any adjustments for the year ended December 31, 2014. Receivables for product sold to Prasco as well the Company’s share of net distributable profits under the AG Agreement are included within Account Receivable, Other on the Company’s Consolidated balance sheet.

Collaboration and out-license agreements-

International revenues shown in the above table represent the amortization of deferred up-front, milestone payments and royalty payments previously received under the collaboration and out-licensing agreements. These agreements contain multiple elements. The Company evaluates all deliverables within an arrangement to determine whether or not each deliverable has stand-alone value to its partners. Based on this evaluation, deliverables are separated into units of accounting. Several deliverables may be combined into a single unit of accounting in order to establish stand-alone value. Arrangement consideration is allocated to each unit of accounting based on estimated selling price. For units of accounting for which delivery has been made and there is no further performance obligations, revenue is recognized when the related consideration is fixed and determinable and collectability is reasonably assured. Where the Company has continuing performance obligations, revenue is recognized over the performance period. In the case of license, development and marketing deliverables, such deliverables are normally combined into a single unit of accounting. The related consideration is recognized as revenue over the term of the arrangement. In addition, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected period of the arrangement during which continuing performance obligations exist. If the estimated term of the arrangement changes, a cumulative catch-up adjustment on the date of such change is recorded under the contingency-adjusted performance model of accounting in order to reflect the revised contract term.

As part of the Pfizer Agreement, the Company received upfront and milestone cash payments from Pfizer. The agreement with the Company’s licensor for XIAFLEX, BioSpecifics, required that the Company pay a portion of this amount to them. These amounts were recorded as deferred revenues and deferred costs, respectively, on the Company’s balance sheet at the time paid and the Company was required under U.S. generally accepted accounting principles (“GAAP”) to amortize the deferred revenues and deferred costs into its income statement over the course of the Pfizer collaboration agreement. The Company originally estimated that the life of the Pfizer Agreement would be 20 years. When the agreement to mutually terminate the collaboration was reached, with a termination date of April 24, 2013, the balance of the deferred revenues and costs that existed at that time on the Company’s balance sheet was required to be adjusted to record the cumulative impact of the revised, shorter life of the agreement.

At September 30, 2012 the balance of deferred revenues related to the Pfizer Agreement (described below) was $103,404 and the balance of the deferred costs was $9,311. During 2012, the Company recorded $93,601 in revenue and $8,429 in cost of goods sold as the amortization of these deferred revenues and costs, respectively. Had the Company not reached agreement with Pfizer to mutually terminate the Pfizer Agreement, it would have recognized $1,593 and $143 of revenue and costs, respectively. Therefore, the impact of this change in estimate of the life of the Pfizer Agreement was an increase in 2012 revenues of $92,008, cost of goods sold of $8,285 and net income of $83,723, or $1.70 per share, fully diluted (representing the incremental $92,008 in deferred revenues less the incremental $8,285 in deferred costs). The remaining deferred revenue and deferred cost balances of $9,803 and $883, respectively, were amortized into the Company’s income statement in 2013.

In addition, in the case of contingent consideration related to this single unit of accounting is earned during the performance period, the Company will record as revenue a cumulative catch-up adjustment on the date the contingent consideration is earned for the period of time since contract commencement through the date the milestone.

Customer concentration-

The following individual customers each accounted for at least 10% of total product shipments for any of the respective periods:

	Years Ended December 31,
	2014	2013	2012
AmerisourceBergen Corporation	48%	29%	23%
Cardinal Health, Inc.	15%	25%	34%
McKesson Corporaton	30%	27%	34%

	93%	81%	91%

(f) Cash Equivalents, Short-term and Long-term Investments

Investments classified as Cash equivalents, Short-term investments and Long-term investments are considered to be “available for sale”. Cash equivalents include only securities having a maturity of three months or less at the time of purchase. These investments are carried at fair value and unrealized gains and losses on them are recorded as a separate component of Stockholders’ equity in Accumulated other comprehensive loss. All realized gains and losses on these investments are recognized in results of operations.

(g) Accounts Receivable

Accounts receivable, trade consist of amounts due from wholesalers for the purchase of products. Ongoing credit evaluations of customers are performed and collateral is generally not required.

Accounts receivable, trade are net of allowances for cash discounts, actual returns and bad debts of $3,217 and $2,985 at December 31, 2014 and 2013, respectively.

The following individual customers each accounted for at least 10% of accounts receivable, trade on either of the respective dates:

	December 31,
	2014	2013
AmerisourceBergen Corporation	68%	47%
Cardinal Health, Inc.	6%	15%
McKesson Corporaton	19%	24%

	93%	86%

(h) Inventories

The Company operates production facilities for XIAFLEX and TESTOPEL. All other products are supplied to the Company under agreements with various contract manufacturers. Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventory costs for the Company’s internal manufacturing operations assume full absorption of direct and indirect manufacturing costs and normal capacity utilization. Excess or idle capacity costs, resulting from the plant utilization below normal capacity, if incurred, are recognized as Cost of goods sold in the period incurred. To date, there have been no excess or idle capacity charges.

Inventory costs are based on the Company’s judgment of net realizable value considering probable future commercial use and net realizable value. Inventories produced prior to approval are expensed unless management believes it is probable that the inventory will be salable. The Company continually evaluates and provides reserves for inventory on hand that is in excess of expected future demand or that is not expected to meet approved or anticipated specifications. Inventories expected to be utilized in the next 12-month period are classified as current, and inventories expected to be utilized beyond that period are classified as non-current. In determining the classification of inventory, the Company considers a number of factors, including historical sales experience and trends, wholesaler inventory levels, estimates of future sales growth and forecasts of demand provided by the Company’s collaboration partners.

(i) Concentration of Supply

The Company has limited sources of supply for raw materials for its products. The Company attempts to mitigate the risk of supply interruption by maintaining adequate safety stock of raw materials and by scheduling production runs to create safety stock of finished goods. The Company evaluates secondary sources of supply for all its raw materials and finished goods. The Company has long-term minimum commitments for finished goods production (see Note 13).

(j) Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, and costs of improvements are capitalized. Depreciation is recognized using the straight-line method based on the estimated useful life of the related assets. Amortization of leasehold improvements is recognized using the straight-line method based on the shorter of the estimated useful life of the related assets or the remaining lease term.

(k) Valuation of Long-Lived Assets and Goodwill

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or its useful life has declined, the Company assesses the impairment of long-lived assets for potential impairment or its remaining useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill is tested annually or more frequently if changes in circumstance or the occurrence of events suggests impairment may exist. To determine if there is goodwill impairment, the fair value of the reporting unit is compared to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recorded to the extent that the fair value of the goodwill is less than the carrying amount of the goodwill. In the Company’s specific circumstances, the balance of Goodwill has been assigned to the Company’s single reporting unit, which is the single operating segment by which the chief decision maker manages the Company. For purposes of assessing the impairment of goodwill, the Company has selected the date of November 30 for its annual testing and uses its market capitalization as an input to its determination of fair value.

Included in Other assets as of December 31, 2014 and 2013 is the unamortized balance of the license agreement payment to BioSpecifics, associated with the up-front and milestone payments received under the out-licensing agreements with Actelion and Asahi Kasei (see Note 10). These payments are being amortized over the estimated life of the related agreement. In addition, as discussed in Note 2(e) above and Note 10, the Company recorded in 2012 a change in estimate of the Pfizer Agreement deferred cost to reflect its revised term.

(l) Contingent Consideration

Contingent consideration was recorded on the balance sheet at the acquisition date fair value based on the consideration expected to be transferred, discounted to present value of such payments. The discount rate is determined at the time of measurement in accordance with accepted valuation methods. Each period thereafter, the fair value of contingent consideration is remeasured at the estimated fair value at each reporting period with the change in fair value recognized as income or expense in operating income. Increases or decreases in fair value of contingent consideration can result from updates to assumptions such as the expected timing or probability of achieving the specified milestones, changes in projected revenues and related royalty payments or changes in discount rates. Significant judgment is employed in determining these assumptions as of the acquisition date and for each subsequent period. Updates to assumptions could have a significant impact on the Company’s results of operations in any given period. Actual results may differ from estimates.

(m) Research and Development Costs

Research and development costs include salaries and related expenses for development personnel and fees and costs paid to external service providers. These costs also include certain costs of operation of the Horsham manufacturing facilities for development of a larger scale manufacturing process and other projects. Costs of external service providers include both clinical trial costs and the costs associated with non-clinical support activities such as toxicology testing, manufacturing process development and regulatory affairs. External service providers include contract research organizations, contract manufacturers, toxicology laboratories, physician investigators and academic collaborators. Research and development costs, including the cost of product licenses prior to regulatory approval, are charged to expense as incurred.

(n) Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period such tax rate changes are enacted. Interest and penalties related to uncertain tax positions are classified as income tax expense.

(o) Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. All grants under stock-based payment programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (vesting period).

(p) Comprehensive Income (Loss)

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company’s comprehensive income (loss) is presented in Consolidated Statements of Comprehensive Income (Loss).

(q) Net Income (Loss) Per Common Share

Basic income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period. Common stock equivalents are measured using the treasury stock method. Because the inclusion of potential common stock would be anti-dilutive for periods with a net loss, diluted net loss per share is the same as basic net loss per share for these periods.

The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted net income (loss) per common share.

Basic income (loss) per share:	Years Ended December 31,
	2014	2013	2012
Numerator:
Net income (loss)	$(141,561)	$(18,065)	$85,944

Denominator:
Weighted-average common shares outstanding	50,631,365	49,369,405	48,802,870
Weighted-average unvested restricted common shares	20,965	31,681	32,641

Shares used in calculating basic net income (loss) per common share	50,610,400	49,337,724	48,770,229

Basic net income (loss) per common share	$(2.80)	$(0.37)	$1.76

Diluted income (loss) per share:	Years Ended December 31,
	2014	2013	2012
Numerator:
Net income (loss)	$(141,561)	$(18,065)	$85,944

Denominator:
Weighted-average common shares outstanding	50,631,365	49,369,405	48,802,870
Weighted-average unvested restricted common shares	20,965	31,681	32,641
Incremental shares from assumed conversions of stock compensation plans	0	0	507,341

Shares used in calculating diluted net income (loss) per common share	50,610,400	49,337,724	49,277,570

Diluted net income (loss) per common share	$(2.80)	$(0.37)	$1.74

Diluted net income (loss) per common share is computed giving effect to all potentially dilutive securities. Potentially dilutive shares include outstanding stock options and awards, outstanding warrants, and incremental shares issuable upon conversion of 1.50% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) as described in Note 12. The following number of stock options and awards were antidilutive and, therefore, excluded from the computation of diluted net income (loss) per common share as of December 31, 2014, 2013 and 2012: 5,030,053; 6,488,298; and 5,983,597, respectively.

The Company has 1,250,000 warrants outstanding issued in connection with the acquisition of Actient as discussed in Note 3 and 14,481,950 warrants sold in connection with the issuance of convertible debt as discussed in Note 12. The warrants are not considered in calculating the total dilutive weighted average shares outstanding until the price of the Company’s common stock exceeds the exercise price of the warrants. When the market price of the Company’s common stock exceeds the exercise price of the warrants, the effect of the additional shares that may be issued upon exercise of the warrants will be included in total dilutive weighted average shares outstanding using the treasury stock method if the impact of their inclusion is dilutive. For the year ended December 31, 2014, the Company’s average stock price, which was $25.83, exceeded the exercise price of the 1,250,000 warrants issued in connection with the acquisition of Actient; however, these potentially dilutive shares were anti-dilutive as a result of a net loss for the period. For the year ended December 31, 2013, the Company’s average stock price did not exceed the exercise price of the 1,250,000 warrants issued in connection with the acquisition of Actient. In addition, the Company’s average stock price for the years ended December 31, 2014 and 2013 did not exceed the exercise price of the 14,481,950 warrants sold in connection with the issuance of the convertible debt.

As of December 31, 2014, it was the intention of the Company to settle conversions of the 2018 Convertible Notes through combination settlement, which involves repayment of the principal amount in cash and any excess of the conversion value over the principle amount (the “conversion spread”) in shares of common stock. Therefore, only the impact of the conversion spread will be included in total dilutive weighted average shares outstanding using the treasury stock method. For the year ended December 31, 2014, the average price of the Company’s common stock did exceed the conversion price; however, these potentially dilutive shares were anti-dilutive as a result of a net loss for the period. For the year ended December 31, 2013, the average price of the Company’s common stock did not exceed the conversion price; therefore, the 2018 Convertible Notes did not have any dilutive impact on per share results.

The call options to purchase the Company’s common stock, which were purchased to hedge against potential dilution upon conversion of the 2018 Convertible Notes, as discussed in Note 12, are not considered in calculating the total dilutive weighted average shares outstanding, as their effect would be anti-dilutive. Upon exercise, the call options will mitigate the dilutive effect of the 2018 Convertible Notes.

(r) Segment Information

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas and does not have separately reportable segments.

(s) Advertising Costs

Advertising costs, included in selling, general and administrative expenses, are charged to expense as incurred. Advertising expenses for the years ended December 31, 2014, 2013 and 2012 were $15,103, $10,746, and $16,877, respectively.

(t) New Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on income taxes, which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This guidance is effective for the Company beginning January 1, 2014. The Company adopted this guidance as of January 1, 2014 and its adoption did not have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires companies to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration it expects to be entitled in exchange for those goods or services. The standard will be effective for the Company beginning in the first quarter of 2017 and early adoption is not permitted. The new standard permits the use of either the retrospective or cumulative effect transition method on adoption. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures, including which transition method it will adopt.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. The guidance is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect this standard to have a material impact on the Company’s consolidated financial statements upon adoption.

(u) Revisions to previously issued financial statements

Business Combinations

During the year ended December 31, 2014, the Company identified prior period errors related to its accounting for business combinations for the year ended December 31, 2013. As a result of the errors, the Company reclassified $12,168 from Goodwill to Deferred Tax Liabilities ($6,768), Intangible Assets ($3,600) and Contingent Consideration ($1,800) on the balance sheet and adjusted certain related footnotes for these items. In addition, the Company recorded additional amortization expense of $380 on its Consolidated statement of operations during the year ended December 31, 2014 related to these items. These adjustments represent corrections to immaterial errors related to the classification of certain assets and liabilities as well as the related amortization expense recorded in connection with the acquisitions of Actient and STENDRA. The Company has evaluated these items, both individually and in the aggregate, in relation to the current period financial statements as well as the period in which they originated and concluded that these adjustments are not material to any of the impacted periods. These adjustments were recorded during the year ended December 31, 2014.

(3) Business Acquisitions

(a) Actient

The Company completed the acquisition of Actient Holdings, LLC (“Actient”) on April 26, 2013 to expand its specialty therapeutic offerings and expects to benefit from greater leverage in its commercial infrastructure and significant cross-selling opportunities. The total consideration for Actient included base cash consideration of $585,000 plus adjustments for working capital and cash acquired, contingent consideration based on future sales of certain acquired products, and the issuance of 1,250,000 warrants to purchase the Company’s common stock. The Company funded the cash payments with cash on hand and a $225,000 senior secured term loan (the “Term Loan”) (see Note 12).

The following table summarizes the fair value of the total consideration at April 26, 2013:

Total
Acquisition-
Date
Fair value
Base cash consideration	$585,000
Cash and working capital adjustment	14,863
Contingent consideration	40,569
Warrants	12,000

Total consideration	652,432
Consideration representing compensation	(8,309)

Consideration assigned to net assets acquired	$644,123

The above consideration representing compensation is the amount payable to former management of Actient upon completion of their retention period with the Company. This amount was amortized to expense by the Company as compensation cost over such retention period which ended during 2013.

The above contingent consideration represents a risk adjusted net present value relating to cash payments on achievement of certain sales milestones for Actient urology products as defined in the purchase agreement.

The warrants issued in the acquisition have an exercise price of $17.80 and a 10 year life. In accordance with governing accounting guidance, the Company concluded that the warrants were indexed to its stock and therefore they have been classified as an equity instrument.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill.

As of the end of the measurement period and including the items described in Note 2(u), the Company had finalized the valuation of the acquired assets and liabilities of Actient. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

April 26, 2013
Cash	$11,514
Accounts receivable, trade	25,511
Inventory	21,704
Prepaid expenses and other current assets	3,573
Property and equipment	2,376
Purchased intangibles	672,000
Goodwill	91,392
Other long-term assets	5,348

Total assets acquired	833,418
Contingent consideration assumed	(81,685)
Other liabilities assumed	(25,415)
Deferred tax liabilities	(82,195)

Total net assets acquired	$644,123

In conjunction with the accounting associated with the Actient acquisition, the Company recorded deferred tax liabilities related principally to outside tax basis differences in the acquired subsidiaries. These deferred tax liabilities will serve as reversible temporary differences that give rise to future taxable income and, therefore, they serve as a source of income that permits the recognition of certain existing deferred tax assets of the Company. Solely on this basis, management determined that it is more likely than not that a portion of its valuation allowance was no longer required. As a result of the release of the valuation allowance, the Company recorded a tax benefit of $78,297 in its Consolidated statement of operations for the year ended December 31, 2013.

The purchased intangibles represent acquired product rights. The costs of these purchased product rights are being amortized to income on a straight-line basis over the below disclosed estimated lives and are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recovered. The following is a summary of the fair value assigned to the product rights acquired and the amortization period assigned to these rights.

		Estimated
	Fair value	life in years
TESTOPEL	$490,500	12
Edex	70,700	10
Timm Medical	23,000	11
Striant	8,000	10
Theo-24	39,000	9
Semprex-D	36,800	10
Other products	4,000	2

Total	$672,000

The contingent consideration assumed is earn-out consideration relating to acquisitions that were previously undertaken by Actient and principally represent royalties on future sales of certain Actient products. Of the amount shown in the above summary of net assets, $60,848 and $15,752 represent royalties payable on future sales of TESTOPEL and Edex, respectively. The TESTOPEL obligation is a 12% royalty payable on net sales of TESTOPEL through December 31, 2017, at which time such royalty obligation ceases. The Edex obligation is a 15% royalty payable on annual net sales in excess of $20,000. The Edex obligation will cease upon a generic market launch of a competitive product. The remaining amount of contingent consideration represent 6% to 15% royalty obligations on various Actient products, of which approximately $4,000 of such royalty obligation ceased in July 2013 and were paid, and certain milestone obligations associated with the Company launch of implantable TRT products defined in Actient’s purchase agreements.

The difference between the total consideration and the fair value of the net assets acquired was recorded to goodwill in the consolidated balance sheet. This goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed, principally representing the tax attributes of the acquisition and certain operational synergies. The above tables include immaterial adjustments for the items described in Note 2(u). Approximately $430,000 of the intangibles and goodwill are expected to be deductible for tax purposes.

The operating results of Actient are reported in the Company’s financial statements beginning on April 26, 2013. The following table provides pro forma results of operations for 2013 and 2012, as if Actient had been acquired as of January 1, 2012, and both the initial Term Loan borrowing of $225,000, and the 2018 Convertible Notes, used to fund the transaction had also occurred on January 1, 2012. The pro forma results include certain purchase accounting adjustments such as the estimated changes in depreciation and amortization expense on the acquired tangible and intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the integration of Actient. Accordingly, such amounts are not necessarily indicative of the results if the acquisition had occurred on the dates indicated or which may occur in the future.

	Unaudited pro forma
	consolidated results
	Year ended December 31,
	2013	2012
Net revenues	$449,854	$510,165
Net income (loss) attributable to the Company	$(71,544)	$41,948
Net income (loss) per common share-
Basic	$(1.45)	$0.86
Diluted	$(1.45)	$0.85

(b) STENDRA

On October 10, 2013, the Company and VIVUS entered into a license and commercialization agreement (the “STENDRA License Agreement”) and commercial supply agreement (the “STENDRA Supply Agreement”). Under the STENDRA License Agreement, the Company was granted the exclusive right to commercialize VIVUS’s pharmaceutical product STENDRA for the treatment of any urological disease or condition in humans, including male erectile dysfunction, in the US and Canada and their respective territories (the “STENDRA Territory”). The Company paid to VIVUS a one-time license fee of $30,000 and $2,144 reimbursement of certain expenditures previously incurred. As discussed below, the STENDRA License Agreement also provides for a regulatory milestone payment and sales-based royalty and milestones payments to be made by the Company. Subject to each party’s termination rights, the STENDRA License Agreement will remain in effect until the later of, on a country by country basis, (i) 10 years from the date STENDRA launches in such country, and (ii) the expiration of the last to expire patent covering the product in such country. Upon the expiration of the term of the STENDRA License Agreement, the license grant by VIVUS to the Company will become fully paid-up, royalty-free, perpetual and irrevocable.

Under the STENDRA Supply Agreement, VIVUS is the exclusive supplier to the Company for STENDRA under the terms of the STENDRA License Agreement. Under the STENDRA Supply Agreement, VIVUS transferred certain of its inventory of STENDRA to the Company at no charge to be used solely for sampling purposes. The Company pays to VIVUS its manufacturing cost plus a certain percentage mark up for each unit of STENDRA. Subject to each party’s termination rights, the term of the STENDRA Supply Agreement will remain until December 31, 2018. At a time selected by the Company, but no later than the third anniversary of the effective date of the STENDRA License Agreement, the Company may elect to transfer control of the supply chain for STENDRA to itself or its designee (the “Supply Chain Transfer”). The STENDRA Supply Agreement will automatically terminate upon the completion of the Supply Chain Transfer. A summary of certain terms of the STENDRA Supply Agreement is provided below.

These agreements were accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired under the STENDRA License Agreement and the related STENDRA Supply Agreement were recorded at fair value. The valuation of consideration and the assets acquired was completed as of December 31, 2013. The following table summarizes the fair value of the total consideration and the estimated fair values of the net assets acquired at October 10, 2013.

Total
Acquisition-
Date
Fair value
Consideration:
Base cash consideration	$32,144
Contingent consideration	94,956

Total consideration allocated to net assets acquired	$127,100

Assets acquired:
Sample inventory	$1,060
STENDRA product rights	126,040

Total assets acquired	$127,100

The above tables include immaterial adjustments for the items described in Note 2(u). STENDRA product rights are being amortized to income on a straight-line basis over a seven year estimated life. The unamortized cost of this asset is tested for impairment whenever events or circumstances indicate that the carrying amount may not be recovered. The STENDRA sample inventory is being expensed as used. The above contingent consideration represents a risk adjusted net present value relating to cash payments on achievement of certain milestones and royalty payments as defined in the STENDRA License Agreement. On September 18, 2014, the Company and VIVUS announced that the FDA approved a supplemental new drug application for STENDRA. This approval triggered a $15,000 milestone payment to VIVUS, which the Company paid in October 2014.

VIVUS is responsible for conducting any post-regulatory approval studies that are required by the FDA. The costs of conducting such studies shall be shared equally, up to a maximum additional aggregate payment by the Company of $1,856, and once such maximum is reached, VIVUS will be solely responsible for such costs. Any additional post-regulatory approval studies that the Company determines to conduct with respect to the product will be conducted by the Company at its sole expense. The Company is solely responsible for commercializing STENDRA in the STENDRA Territory during the term of the STENDRA License Agreement, subject to its annual marketing plans, and is solely responsible for all costs and expenses associated with such commercialization activities.

The Company makes royalty payments to VIVUS based on tiered percentages of the aggregate annual net sales of STENDRA in the STENDRA Territory on a quarterly basis. The percentage of the Company’s aggregate annual net sales to be paid to VIVUS increases in accordance with the achievement of specified thresholds of aggregate annual net sales of the product in the Territory. At the lowest tier, the royalty payable is in the range of 5% to 10% and, at the highest tier, the royalty payable is in the range of 15% to 20%. If the Company’s net sales of STENDRA in a country are reduced by certain amounts following the entry of a generic product to the market, royalty payments will be reduced by an amount that will be a function of the degree to which VIVUS and the Company agree the market for STENDRA has been reduced. The Company may also make royalty payments and, if a certain annual sales threshold is met, a milestone payment to VIVUS in satisfaction of VIVUS’s payment obligations to Mitsubishi Tanabe Pharma Corporation (“MTPC”) set forth in an agreement between MTPC and VIVUS, as amended, pursuant to which MTPC granted VIVUS certain intellectual property rights relating to the product in exchange for certain royalty and milestone payments to MTPC. Should any royalties be payable to MTPC, they will be in a range of 4% to 7%. The maximum amount payable for the future milestone (assuming there are no sales anywhere outside of the United States) is $6,000 and is payable only if annual sales exceed a certain threshold.

STENDRA Commercial Supply-

Under the STENDRA Supply Agreement, VIVUS manufactures STENDRA, directly or through one or more third party subcontractors. VIVUS currently obtains STENDRA solely from MTPC and will continue to obtain product supply solely from MTPC (who will have an obligation to supply VIVUS until June 30, 2015) unless and until VIVUS qualifies with the FDA a third party manufacturer who is able to manufacture STENDRA in accordance with required specifications and applicable laws. The Company purchases all of its requirements for the product from VIVUS, subject to the Supply Chain Transfer described above. For 2015 and each subsequent year during the term, should the Company fail to purchase an agreed minimum amount of the product from VIVUS, it will reimburse VIVUS for the shortfall as it relates to VIVUS’s out-of-pocket costs to acquire certain raw materials needed to manufacture STENDRA.

On a pro forma basis assuming the Company had acquired STENDRA as of the April 27, 2012 (the date of its FDA approval), the Company would have recorded additional expenses for the accretion of contingent consideration and amortization of STENDRA product rights amounting to $25,440 and $19,937 for the year ended December 31, 2013 and 2012, respectively.

The Company incurred a total of $15,714 in transaction and integration costs to complete its 2013 business acquisitions, of which $15,489 is included in selling, general and administrative expenses and $225 is included in cost of goods sold.

(4) Restructuring Activities

September 2014 Restructuring Initiative

On September 9, 2014, the Company announced steps it is taking to reduce its costs and more fully support the Company’s goal to drive earnings growth and build shareholder value. These steps are being launched after a comprehensive assessment of the Company’s broadened product portfolio and current cost structure and what management believes to be the Company’s growth assets, commercial strengths, opportunities and challenges and the Company’s manufacturing needs and capabilities. The Company’s restructuring initiative includes reducing headcount by approximately 20%, realigning the commercial organization from three into two sales forces, focusing its research and development efforts and expenditures and improving manufacturing efficiency. Although the initial initiative targeted a reduction of approximately 30% of the Company’s headcount, approximately 33 employees who were initially scheduled to be terminated on December 31, 2014 remained with the Company until the closing of the merger with Endo (as described below). The restructuring was substantially complete by the end of 2014.

As a result of the September 2014 restructuring initiative, the Company incurred restructuring expenses during the year ended December 31, 2014 of $9,259, consisting of $8,406 of employee severance and other benefit-related costs and an $853 non-cash impairment charge primarily related to the abandonment of several capital projects. The Company does not anticipate any additional significant restructuring expenses. Of the restructuring costs recorded for the year ended December 31, 2014, $7,648 are included in Selling, general and administrative expense and $1,611 are included in Research and development expense in the Company’s Consolidated statements of Operations.

As of December 31, 2014, the accrual related to the September 2014 restructuring was $3,892, which is included in Accrued expenses on the Company’s Consolidated balance sheet. There was no such restructuring accrual for these actions as of December 31, 2013. Changes to this accrual for the year ended December 31, 2014 were as follows:

	Employee-
	Related	Asset
	Severance	Impairment
	Costs	Charges	Total
Balance at December 31, 2013	$—	$—	$—
Plus: Restructuring charge	8,406	853	9,259
Less: payments made during the period	(4,514)	—	(4,514)
Non-cash impairment	—	(853)	(853)

Balance at December 31, 2014	$3,892	—	3,892

Actient Acquisition-Related Cost-Rationalization and Integration Initiatives

In connection with the acquisition of Actient in April 2013, the Company undertook actions to realign its sales, sales support, and management activities and staffing, which included severance benefits to former Actient employees. For former Actient employees that agreed to continue employment with the Company for a merger transition period, the severance payable upon completion of their retention period is being expensed over their respective retention period. All severance obligations are expected to amount to $5,710, of which $5,584 was recorded to selling, general and administrative expense during the year ended December 31, 2013. The remaining severance payments will be made in the first quarter of 2015.

The following table summarizes the activity within the restructuring liability:

Employee-
Related
Severance
Costs
Balance at December 31, 2012	$—
Plus: Restructuring charge	13,893
Less: payments made during the period	(10,165)

Balance at December 31, 2013	$3,728
Plus: Restructuring charge	234
Less: payments made during the period	(3,777)

Balance at December 31, 2014	$185

(5) Fair Value Measurement

As of December 31, 2014, the Company held certain investments that are required to be measured at fair value on a recurring basis. The following tables present the Company’s fair value hierarchy for these financial assets as of December 31, 2014 and 2013:

	December 31, 2014
	Fair Value	Level 1	Level 2	Level 3
Assets

Cash and cash equivalents	$80,747	$80,747	$0	0

Liabilities

Contingent Consideration	$76,916	$0	$0	$76,916

	December 31, 2013
	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$47,749	$47,749	$0	$0
Short-term investments	23,437	8,430	15,007	0

Total financial assets	$71,186	$56,179	$15,007	0

Liabilities

Contingent consideration	$218,644	$0	$0	$218,644

Financial assets

The Company considers its short-term investments to be “available for sale” and accordingly classifies them as current, as management can sell these investments at any time at their option. The cost basis of short-term investments held approximated the fair value of these securities. Related unrealized gains and losses are recorded as a component of accumulated other comprehensive income (loss) in the equity section of the accompanying balance sheet. The amount of unrealized loss on short-term investments amounted to $250 as of December 31, 2013. The Company did not hold any short-term investments as of December 31, 2014.

Fair value for Level 1 is based on quoted market prices. Fair value for Level 2 is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Inputs are obtained from various sources including market participants, dealers and brokers. Fair value for Level 3 is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There were no transfers between Level 1 and 2 during the year ended December 31, 2014. The following table summarizes the changes in the financial assets measured at fair value using Level 3 inputs for the years ended December 31, 2014 and 2013:

	Years ended December 31,
Long -term investments	2014	2013
Beginning balance	$—	$1,442
Transfers into Level 3	0	0
Redemption of securities by issurer	—	(1,528)
Unrealized gain- included in other comprehensive income	—	86

Ending balance	$0	$0

Total realized loss on sale of securities included in Investment income (loss), net for the period	$—	$(72)

Contingent consideration

The Level 3 liability is contingent consideration related to the acquisition of Actient and STENDRA described in Note 3. The range of the undiscounted amounts of contingent consideration ultimately payable is principally dependent on future sales of the products acquired. Fair value is determined based on assumptions and projections relevant to revenues and a discounted cash flow model using a risk-adjusted discount rate of 13.0% and 14.5% for Actient and STENDRA, respectively. Assumptions include the expected value of royalties and milestone payments due on estimated settlement dates, volatility of product supply, demand and prices, and the Company’s cost of money. The Company assesses these assumptions on an ongoing basis as additional information impacting the assumptions is obtained. A 1% change in this discount rate would have a $2.2 million change in the contingent consideration liability. Changes in the fair value of contingent consideration related to the updated assumptions and estimates are recognized in the consolidated statements of operations. The $95,465 change in contingent consideration charged to operations in 2014 is based on lower expected royalty and milestone payments, which is a result of a reduction in expectations of the relevant products performance.

The table below provides a roll forward of the fair value of contingent consideration.

Contingent consideration	Actient	STENDRA	Total
Fair value at Actient acquisition, April 26, 2013	$122,654	$—	$122,654
Fair value at STENDRA acquisition, October 10, 2013	—	96,356	96,356
Change in contingent consideration charged to operations	9,552	1,844	11,396
Payments of contingent consideration	(11,762)	—	(11,762)

Ending balance, December 31, 2013	120,444	98,200	218,644
Change in contingent consideration charged to operations	(53,923)	(41,542)	(95,465)
Payments of contingent consideration	(26,206)	(18,257)	(44,463)
Adjustments	(400)	(1,400)	(1,800)

Ending balance, December 31, 2014	$39,915	$37,001	$76,916

The $1,800 of adjustments included in the above table is related to the items discussed in Note 2(u). The Company reduced $1,800 of Goodwill and Contingent consideration on its Consolidated balance sheet related to business combination accounting for the Actient and STENDRA acquisitions.

Debt outstanding

The Company’s Term Loan and 2018 Convertible Notes are measured at amortized cost in the Company’s Consolidated balance sheets and not fair value.

Management estimates that the fair value of the Term Loan outstanding at December 31, 2014 approximates its principal value of $300,312 based upon market interest rates (a Level 2 fair value measurement). As of December 31, 2014, the principal balance outstanding of the Company’s 2018 Convertible Notes is $350,000 with a carrying value of $305,289 and a fair value of approximately $519,295 based on active trading activity in this security (a Level 1 fair value measurement).

(6) Cash, Cash Equivalents and Short-term Investments

Cash and cash equivalents include only securities having a maturity of three months or less at the time of purchase. At December 31, 2014 and 2013, the composition and duration of cash, cash equivalents and short-term investments was as follows:

	December 31, 2014
	Fair value	Duration of one year or less	Duration of one year to two years
Cash and cash equilvalents:
Demand deposits	$80,594	$80,594	$0
Money market accounts	153	153	0

	$80,747	$80,747	$0

	December 31, 2013
	Fair value	Duration of one year or less	Duration of one year to two years
Cash and cash equilvalents:
Demand deposits	$29,822	$29,822	$0
Money market accounts	17,927	17,927	0

	$47,749	$47,749	$0

Short-term investments:
U.S. Treasury securities	$8,430	$6,928	$1,502
Commercial paper	3,200	3,200	0
Corporate notes	8,738	7,891	847
U.S. government agency obligations	3,069	2,287	782

	$23,437	$20,306	$3,131

The Company considers its short-term investments to be “available for sale” and accordingly classifies them as current, as management can sell these investments at any time at their option. The cost basis of short-term investments held at December 31, 2013 approximated the fair value of these securities. The Company did not hold any short-term investments as of December 31, 2014. Related unrealized gains and losses are recorded as a component of Accumulated other comprehensive income loss in the equity section of the accompanying balance sheet. The amount of unrealized loss on short-term investments amounted to $250 as of December 31, 2013.

(7) Inventories

Inventories consist of the following:

	December 31,
	2014	2013
Raw materials	$8,374	$6,680
Work-in-process	79,057	71,890
Finished goods	24,680	18,489

	112,111	97,059
Inventories, current	67,034	42,498

Inventories, non-current	$45,077	$54,561

During the year ended December 31, 2014, the Company recorded a $6,200 inventory charge to cost of goods sold related to excess Testim branded inventory. The excess inventory charge resulted from the Company’s decision to launch the Generic Testosterone Product, which the Company believes had the impact of decreasing the demand forecast for the branded Testim product. In addition, the Company recorded a $7,066 inventory charge to cost of goods sold during the year ended December 31, 2014 as a result of two XIAFLEX batches being deemed unsaleable due to test failure and abandoned process validation, respectively. These two batches had previously been capitalized as the inventory was being manufactured.

(8) Property and Equipment

Property and equipment consists of the following:

	Estimated	December 31,
	useful life	2014	2013
Office furniture, computer equipment and software	3 to 5 years	$29,528	$22,017
Manufacturing equipment	3 to 10 years	6,576	7,270
Laboratory equipment	7 years	8,657	8,556
Leasehold improvements	lease term	23,606	22,895

		68,367	60,738
Less accumulated depreciation and amortization		(39,471)	(30,510)

		28,896	30,228
Construction-in-progress		2,358	5,042

		$31,254	$35,270

Depreciation expense was $10,105, $9,180, and $9,165 for the years ended December 31, 2014, 2013 and 2012, respectively.

(9) Intangible assets

Intangible assets as of December 31, 2014 and 2013, respectively, represent the product rights received in the Actient and STENDRA acquisitions described in Note 3. The accumulated amortization related to these assets was 120,634 and $44,988 at December 31, 2014 and 2013, respectively. Amortization expense for the years ended December 31, 2014 and 2013 related to these assets amounted to $78,726 and $44,988, respectively. Future estimated amortization expense related to these purchased intangibles for the next five years is expected to be as follows.

Amortization
Years ending December 31,	expense
2015	75,404
2016	74,764
2017	74,764
2018	74,764
2019	74,764

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company assesses the impairment of long-lived assets for potential impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2014, a significant customer of the Company’s Timm Medical device business communicated to the Company that it would not be renewing its contract. As a result, the Company determined that the carrying value of the Timm Medical intangible asset exceeded its fair value and the Company recorded an asset impairment charge of $19,920 for the year ended December 31, 2014. This charge was recorded to Intangible asset impairment on the Company’s Consolidated statement of operations.

(10) Collaboration and License Agreements

(a) BioSpecifics

In June 2004, the Company entered into a development and license agreement with BioSpecifics and amended such agreement in May 2005, December 2005, December 2008 and August 2011 (the “BioSpecifics Agreement”). Under the BioSpecifics Agreement, the Company was granted exclusive worldwide rights to develop, market and sell certain products containing BioSpecifics’s enzyme XIAFLEX. The Company’s licensed rights concern the development and commercialization of products, other than dermal formulations labeled for topical administration, and currently, the Company’s licensed rights cover the indications of Dupuytren’s, Peyronie’s, Frozen Shoulder syndrome and cellulite. The Company may further expand the BioSpecifics Agreement, at its option, to cover other indications as they are developed by the Company or BioSpecifics.

The BioSpecifics Agreement extends, on a country-by-country and product-by-product basis, for the longer of the patent life, the expiration of any regulatory exclusivity period or 12 years. Either party may terminate the BioSpecifics Agreement as a result of the other party’s breach or bankruptcy. The Company may terminate the BioSpecifics Agreement with 90 days written notice.

The Company is responsible, at its own cost and expense, for developing the formulation and finished dosage form of products and arranging for the clinical supply of products.

The Company must pay BioSpecifics on a country-by-country and product-by-product basis a specified percentage within a range of 5% to 15% of net sales for products covered by the BioSpecifics Agreement. This royalty applies to net sales of the Company or its sublicensees, including Actelion, Asahi Kasei, Sobi and formerly Pfizer. Under the December 2008 amendment to the license with BioSpecifics, which became effective upon execution of the Pfizer Agreement, the Company has paid BioSpecifics 8.5% of the up-front and regulatory milestone payments received from Pfizer. The Company will also owe BioSpecifics 8.5% of any future regulatory or commercial milestone payments received from Sobi (or any successor or subsequent licensee). In addition, the Company has paid BioSpecifics 5.0% of the payments received from Actelion and Asahi Kasei during 2014, 2012 and 2011 and will owe BioSpecifics a specified percentage within a range of 5% to 15%, dependent on the licensed indication, of any future regulatory or commercial milestone payments received from Actelion and Asahi Kasei. In addition, the Company must pay BioSpecifics an amount equal to a specified mark-up on the cost of goods related to supply of XIAFLEX (which mark-up is capped at a specified percentage within the range of 5% to 15% of the cost of goods of XIAFLEX for the applicable country) for products sold by the Company or its sublicensees, including Actelion, Asahi Kasei, Pfizer and Sobi.

Royalties paid to BioSpecifics on the up-front and milestones payments received under the Actelion Agreement, the Asahi Agreement, the Sobi Agreement and previously the Pfizer Agreement (all described below) are being amortized on a straight-line basis to Cost of goods sold over the estimated life of each respective contract. When contingent milestones are earned, the Company records as Cost of goods sold a cumulative catch-up adjustment for the amount payable to BioSpecifics on the date each milestone is earned for the period of time since contract commencement through the date the milestone. In addition, as discussed in Notes 2(e) and 10(d), the Company and Pfizer mutually terminated the Pfizer Agreement, effective April 24, 2013. As a result, the Company recorded in 2012 a change in estimate of the unamortized payments related to the Pfizer Agreement in order to reflect its revised term as described in Note 2(e). At December 31, 2014 and 2013, the unamortized balance of $1,544 and $1,210, respectively, is included in Other assets.

Finally, the Company is obligated to make contingent milestone payments upon the filing of regulatory applications and receipt of regulatory approval. As a result of the U.S. approval of XIAFLEX for Dupuytren’s on February 2, 2010, the Company paid BioSpecifics $1,000. In January 2013, the Company exercised its option to include cellulite as an additional indication by making a license fee payment to BioSpecifics of $500. Also in January 2013, the Company paid BioSpecifics $1,000 upon the acceptance by the FDA of our sBLA for XIAFLEX for the treatment of PD. As a result of the U.S. approval of XIAFLEX for Peyronie’s on December 6, 2013, the Company paid BioSpecifics $2,000. In addition, the Company opted to exercise the canine lipoma option for $500 during the fourth quarter of 2014. Each of these payments was recorded as research and development expense. Additional contingent milestone payments that the Company may be obligated to pay BioSpecifics for product currently in development amount to $3,000. The option exercise fee for each additional medical indication is $500.

(b) Actelion

On February 22, 2012, the Company entered into a collaboration agreement (the “Actelion Agreement”) with Actelion. Under the Actelion Agreement, the Company granted Actelion exclusive rights to develop and commercialize XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Canada, Australia, Brazil and Mexico (the “Actelion Territory”) upon receipt of the applicable regulatory approvals. Actelion was also granted the right of first negotiation to obtain exclusive rights to commercialize any new XIAFLEX indications in the Actelion Territory during the term of the Actelion Agreement. Actelion is primarily responsible for the applicable regulatory and commercialization activities for XIAFLEX in these countries. The Company will be responsible for all clinical and commercial drug manufacturing and supply. Actelion is responsible for clinical development activities and associated costs corresponding to any additional trials required for the Actelion Territory. In 2013, Actelion notified the Company that it intended to no longer pursue commercialization of XIAFLEX in Mexico. The Company has agreed to waive any further milestone payments in connection with Mexico as the Company and Actelion formulate a transition arrangement with respect to Mexico.

The Company received an up-front payment of $10,000 from Actelion upon contract signing. The Company has been granted approval of XIAFLEX for the treatment of Dupuytren’s contracture in adults with a palpable cord in Canada and Australia in July 2012 and 2013, respectively. As a result of these approval milestones, Actelion paid the Company $500 for each approval milestone. In addition to these payments, Actelion may also make up to $53,500 in potential payments, with $11,000 tied to regulatory, pricing, and reimbursement milestone payments and $42,500 tied to achievement of aggregate annual sales thresholds. Actelion will obtain the product exclusively from the Company at a supply price equal to the Company’s prevailing manufacturing cost at the time of the applicable order, plus a specified, tiered mark-up, provided that Actelion’s cost is subject to a specified cap. In addition, the Actelion Agreement provides for quarterly royalty payments based on tiered, double-digit percentages of the aggregate annual net sales of XIAFLEX in these countries. The royalty percentage tiers feature royalty percentages within the ranges of 15-25%, 20-30%, and 25-35%. The applicable royalty percentage increases upon the achievement of a specified threshold of aggregate annual net sales of XIAFLEX and decreases if a generic to XIAFLEX is marketed in these countries.

Subject to each party’s termination rights, the term of the Actelion Agreement extends on a product-by-product and country-by-country basis from the date of the Actelion Agreement until the last to occur of (i) the date on which the product is no longer covered by a valid claim of a patent or patent application controlled by the Company in such country, (ii) the 15th anniversary of the first commercial sale of the product in such country after receipt of required regulatory approvals, (iii) the achievement of a specified market share of generic versions of the product in such country or (iv) the loss of certain marketing rights or data exclusivity in such country.

For accounting purposes, the Company has determined that the Actelion Agreement requires several deliverables, including development and commercialization rights, and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Actelion Agreement meets the criteria for separation. Therefore, it will be treated as a single unit of accounting and, accordingly, the supply price of product shipped to Actelion, together with associated royalties on net sales of the product, will be recognized as revenue for the supply element when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Actelion. The up-front payment and milestone payments received from Actelion and all potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Actelion Agreement, which is estimated to be 18 years. When milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date of the milestone. The resulting amortization of the payments received from Actelion included in Net revenues for the years ended December 31, 2014 and 2013 were $611 and $634, respectively.

The Company paid BioSpecifics $599 for its share of the up-front and milestone payments received from Actelion.

(c) Asahi Kasei

In March 2011, the Company entered into a development, commercialization and supply agreement with Asahi Kasei (the “Asahi Agreement”). Under the Asahi Agreement, the Company granted Asahi Kasei the exclusive right to develop and commercialize XIAFLEX for the treatment of Dupuytren’s and Peyronie’s in Japan. Asahi Kasei also was granted the right of first negotiation to obtain exclusive rights to commercialize any new XIAFLEX indications in Japan during the term of the Agreement. In addition to an up-front payment of $15,000 that the Company received in March 2011, Asahi paid the Company $10,000 in August 2014 as a result of Asahi Kasei successfully submitting a regulatory application to the Japanese Pharmaceutical and Medical Device Agency (“JPMDA”) for XIAFLEX for DC. The review by the JPMDA is expected to be completed by mid-2015. Asahi Kasei may make up to $237,000 in potential payments, with $27,000 tied to development and regulatory milestones and $210,000 tied to achievement of aggregate annual net sales thresholds. In addition, the Asahi Agreement provides for quarterly royalty payments based on tiered, double-digit percentages of the aggregate annual net sales of XIAFLEX in Japan. Subject to the requirement that Asahi Kasei make certain specified minimum royalty payments, the royalty percentage tiers feature royalty percentages within the ranges of 30-40% and 35-45%. The applicable royalty percentage increases from tier to tier upon the achievement of a specified threshold of aggregate annual net sales of XIAFLEX and decreases if a generic to XIAFLEX is marketed in Japan.

Under the Asahi Agreement, Asahi Kasei is responsible for all clinical development, regulatory and commercialization activities for the Japanese market and the Company will be reimbursed for all costs it may incur in connection with these activities. The Company is responsible for all clinical and commercial manufacturing and supply of XIAFLEX for the Japanese market. Subject to each party’s termination rights, the term of the Asahi Agreement extends on a product-by-product basis from the date of the agreement until the last to occur of (i) the date on which the product is no longer covered by a valid claim of a patent, (ii) the 15th anniversary of the first commercial sale of the product, or (iii) the entry of a generic to XIAFLEX in the Japanese market.

For accounting purposes, the Company has determined that the Asahi Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Asahi Agreement meets the criteria for separation. Therefore, it is being treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product will be recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Asahi Kasei. The up-front and regulatory payments received from Asahi Kasei and all potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Asahi Agreement, which is estimated to be 20 years. When future milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date of the milestone. The resulting amortization of the up-front and regulatory approval payments received from Asahi Kasei included in Net revenues for the year ended December 31, 2014, 2013 and 2012 was $2,625, $750 and $750, respectively.

The Company paid BioSpecifics $1,250 for its share of the up-front and regulatory payments received from Asahi Kasei.

(d) Pfizer

In December 2008, the Company entered into a development, commercialization and supply agreement with Pfizer (the “Pfizer Agreement”). Under the Pfizer Agreement, the Company granted to Pfizer the right to develop and commercialize, with the right to sublicense, XIAPEX (EU tradename for XIAFLEX) for the treatment of Peyronie’s and Dupuytren’s in the 27 member countries of the EU as it existed as of the effective date of the Pfizer Agreement (Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the U.K.), as well as Albania, Armenia, Azerbaijan, Belarus, Bosnia & Herzegovina, Croatia, Georgia, Iceland, Kazakhstan, Kirghiz Republic, Macedonia, Moldova, Montenegro, Norway, Serbia, Switzerland, Tajikistan, Turkey and Uzbekistan (the “Pfizer Territory”). As of December 31, 2012, Pfizer received marketing authorization by the European Commission on February 28, 2011 and XIAPEX is now available in Austria, Denmark, Finland, Norway, Spain, Switzerland, Sweden, and the UK.

On November 6, 2012, the Company and Pfizer (together with the Company, the “Parties”) entered into an amendment (the “Pfizer Amendment”) to the Pfizer Agreement in which the Parties agreed to mutually terminate the Pfizer Agreement, effective April 23, 2013 (the Termination Date”). On March 28, 2013, the Company and Pfizer entered into a transition services agreement (the “Transition Services Agreement”) relating to the transition from Pfizer to the Company of the development and commercialization activities related to XIAPEX for the treatment of Dupuytren’s and, if approved, for the treatment of Peyronie’s. Notwithstanding the Pfizer Amendment, the Transition Services Agreement provided, and set out schedules, for, among other matters, an orderly transition of regulatory approvals and licenses, packaging and labeling responsibilities, distribution activities, pharmacovigilance obligations, recall obligations, product testing activities, ongoing clinical trial activities and redesign of packaging.

A summary of certain terms of the Transition Services Agreement is set forth below:

•	Pfizer assigned to the Company the ongoing management and continued performance of certain clinical trials for XIAPEX, including the transfer of data, effective May 31, 2013.

•	Until July 31, 2013, Pfizer continued to sell in the Territory any of its XIAPEX inventories that remained on hand and paid to the Company any commercialization payments due under the original Pfizer Agreement.

•	Pfizer and the Company cooperated in working toward the transfer of the EU and the Swiss marketing authorizations to the Company. The EU marketing authorization has now been transferred to the Company and the Swiss marketing authorization has now been transferred to Medius AG on our behalf. In addition to Pfizer’s selling of its own inventory, Pfizer distributed XIAPEX on behalf of the Company until July 31, 2013.

•	Pfizer agreed to package and label XIAPEX bulk product, manufactured by the Company, for the Company’s distribution in the Territory to the extent ordered by the Company by April 5, 2013. (Such order was placed with Pfizer.) The Company has packaging and labeling responsibility for all subsequent production of XIAPEX.

•	After February 28, 2014, Pfizer did not provide any further support to the Company with respect to the supply of XIAPEX.

•	The term of the Transition Services Agreement commenced on March 28, 2013 and ended on April 24, 2014.

For accounting purposes, the Company determined that the Pfizer Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Pfizer Agreement meets the criteria for separation. Therefore, it was treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product were recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Pfizer. The up-front payment of $75,000 under the Pfizer Agreement and milestones earned which amounted to $60,000 were considered to relate to this one combined unit of accounting and were being amortized to revenue on a straight-line basis over the life of the Pfizer Agreement, which was estimated to be 20 years prior to the Pfizer Amendment. When milestones were earned, the Company recorded as revenue a cumulative catch-up adjustment on the date each milestone was earned for the period of time since contract commencement through the date of the milestone.

For purposes of recording deferred revenue, the up-front payment from Pfizer received in December 2008 was reduced by initial transaction costs of $3,656 and the milestone earned in April 2011 was reduced by certain development and regulatory costs of $3,909 that Pfizer was contractually allowed to recoup upon achievement of the milestone. The resulting amortization of the up-front and milestone payments received from Pfizer for the years ended December 31, 2013 and 2012 were $9,803 and $98,380 (including the cumulative catch-up adjustment resulting from the Pfizer Amendment), respectively.

(e) Sobi

On July 15, 2013, the Company and Sobi announced that they had entered into a collaboration agreement (the “Sobi Agreement”). Under the Sobi Agreement, Sobi was granted the right to develop and commercialize XIAPEX (the European Union tradename for XIAFLEX) for the treatment in humans of Peyronie’s disease, if approved, and Dupuytren’s contracture in 28 European Union member countries, Switzerland, Norway, Iceland, 18 Central Eastern Europe/Commonwealth of Independent countries, including Russia and Turkey, and 22 Middle Eastern & North African countries (the “Sobi Territory”).

Under the Sobi Agreement, Sobi is responsible for all development costs specific to the Sobi Territory and the Company will be responsible for development costs not specific to the Sobi Territory. In addition, Sobi is solely responsible for costs associated with obtaining and maintaining regulatory approval for XIAPEX in the Sobi Territory as well as post-regulatory approval filing date development activities. The Company is responsible for all clinical and commercial manufacturing and supply of XIAPEX for the Sobi Territory.

Under the terms of the Sobi Agreement, the Company expects to receive significant tiered royalties, within the range of 55-65%, 50-60% and 45-55% based on sales of XIAPEX in the Sobi Territory, which include payment for product supply. The tiered royalty percentages will decrease by approximately 10% upon the occurrence of certain manufacturing milestones or July 1, 2016, whichever is earlier. Additionally, Sobi could make up to $40 million in potential sales milestone payments to the Company.

Subject to each party’s termination rights, the term of the Sobi Agreement extends on a product-by-product basis from the date of the Sobi Agreement until the 10th anniversary of the date of the Sobi Agreement. The term of the Sobi Agreement will be automatically extended for sequential two year periods unless a notice of non-renewal is provided in writing to the other party at least six months prior to expiration of the then current term.

For accounting purposes, the Company has determined that the Sobi Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Sobi Agreement meets the criteria for separation. Therefore, it is being treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product will be recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Sobi. All potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Sobi Agreement. When future milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date of the milestone.

(f) FCB

In May 2000, Bentley Pharmaceuticals, Inc. (“Bentley”) granted the Company an exclusive, worldwide, royalty-bearing license to make and sell products incorporating its patented transdermal gel formulation technology that contains testosterone (the “May 2000 License”). The Company produces Testim under the May 2000 License. The term of the May 2000 License is determined on a country-by-country basis and extends until the later of patent right expiration in a country or 10 years from the date of first commercial sale. Under this agreement, the Company was required to make up-front and milestone payments upon contract signing, the decision to develop the underlying product, and the receipt of FDA approval. In June 2008, CPEX Pharmaceuticals, Inc. (“CPEX”) was spun out of Bentley and became the assignee of certain Bentley assets, including the license agreement governing the May 2000 License and patents we licensed under that agreement. In April 2011, CPEX was acquired by FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, and the licensed patents were assigned to FCB. The rights and obligations under the license agreement described above inure to FCB and continue to be effective, as will the Company’s rights and obligations thereunder.

Under the May 2000 License, the Company is obligated to make quarterly royalty payments to FCB based on tiered percentages of the annual net sales of Testim. For net sales of Testim in countries in which FCB holds an applicable enforceable patent, the royalty percentage is within the range of 5-15% for annual net sales per country in the U.S. and Canada and, in all other countries, is equal to a single digit percentage plus a portion of certain additional payments received by us for the sale of Testim. For net sales of Testim in countries in which FCB does not hold an applicable enforceable patent, the royalty percentage is a single digit percentage, the precise value of which is dependent upon whether FCB holds any applicable enforceable patents in other countries at the applicable time of sale.

Each party may terminate the May 2000 License as a result of the other party’s bankruptcy, provided that FCB may not so terminate the May 2000 License so long as it continues to receive royalty payments from us under the May 2000 License. The Company may terminate the May 2000 License as a result of FCB’s breach or dissolution or cessation of operations. FCB may terminate the May 2000 License as a result of material non-payment by us that continues for thirty days after FCB provides notice of such non-payment.

(g) Ferring

In November 2008, the Company entered into a distribution and license agreement with Ferring. Pursuant to the agreement, the Company appointed Ferring as its exclusive distributor of Testim in certain European countries. The Company also granted Ferring an exclusive, royalty-bearing license to import, market, sell and distribute Testim in these countries. The exclusive appointment and license commenced on a country-by-country basis upon the transfer of the relevant marketing authorizations from Ipsen. Ferring is required to purchase all Testim supply from us and to make certain sales milestone and quarterly royalty payments. Such royalty payments are based on a single digit percentage of net sales of Testim on a country-by-country basis. The precise applicable royalty percentage is greater for net sales in countries where Testim is covered by an applicable valid patent. In addition, Ferring made to the Company up-front and milestone payments upon the transfer to it of the marketing authorizations in each European country within the territory which totaled $6,200, and may make up to an aggregate of $30,000 in additional milestone payments based on the initial achievement of specified increasing annual net sales milestones. The payments received from Ferring were deferred and are being recognized as revenue on a straight-line basis over the contract term which is estimated to be 120 months. When earned by the Company in future periods, additional milestone payments achieved will be amortized over the estimated life of the contract. The resulting amortization included in Net revenues for years ended December 31, 2014, 2013 and 2012 were $636, $636, and $636, respectively.

(h) Paladin

The Company entered into a license and distribution agreement with Paladin in December 2006. Under this agreement, Paladin was granted an exclusive license to use and sell Testim in Canada. The terms of this agreement require Paladin to purchase all Testim supply from the Company. Paladin has made payments amounting to $1,000 and may pay the Company up to an aggregate of $5,000 in additional milestone payments based on the initial achievement of specified increasing annual net sales milestones. In addition, under the Paladin Agreement, Paladin is obligated to make quarterly royalty payments to the Company on net sales in Canada in an amount equal to the royalty payments the Company is obligated to make to FCB under the terms of the May 2000 License. The payments received from Paladin are being recognized as revenue on a straight-line basis over the contract term which is estimated to be 192 months. When earned by the Company in future periods, additional milestone payments achieved will be amortized over the life of the contract. The resulting amortization included in Net revenues for years ended December 31, 2014, 2013 and 2012 amounted to $125, $62 and $62, respectively.

(i) Co-promotion Agreement with GlaxoSmithKline LLC

On May 18, 2012, the Company and GlaxoSmithKline LLC (“GSK”) entered into a co-promotion agreement (the “GSK Agreement”). Under the GSK Agreement, the Company granted to GSK the exclusive right to co-promote the sale of Testim in the U.S. and its territories and possessions (the “GSK Territory”). Subject to certain rights of early termination, the GSK Agreement would terminate on September 30, 2015. GSK began promoting Testim using a sizeable established field sales force in the U.S. in mid-July 2012.

On a quarterly basis, the Company agreed to pay GSK a promotional payment equal to 65% of incremental net sales above a baseline established under the GSK Agreement. If the GSK Agreement was not terminated prior to September 30, 2015, then, in addition to the promotional payments, the Company was, under certain circumstances, make post-expiration payments to GSK for up to the following two years. The Company believed that the GSK Agreement would extend to its full term through September 30, 2015 and, in such case, it would be obligated to make post-expiration payments to GSK. Such post-expiration payments were estimated and accrued in Selling, general and administrative expenses on a straight-line basis over the term of the GSK Agreement. The amount of this expense recorded during the year ended December 31, 2012 was $815. On July 31, 2013, the Company and GSK agreed to mutually terminate their co-promotion agreement for the sale of Testim. As a result, the Company reversed to income in 2013 the accrual recorded in 2012 for post-expiration obligations to GSK.

(j) STENDRA

On October 10, 2013, the Company and VIVUS entered into STENDRA License Agreement. This license and commercialization agreement for STENDRA is described in Note (3)(b).

(11) Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2014	2013
Payroll and related expenses	$18,216	$20,435
Royalty expenses	11,195	11,638
Research and development expenses	3,117	6,206
Sales and marketing expenses	6,074	15,283
Rebates, discounts and returns accrual	74,268	52,044
Interest	2,494	2,406
Other	11,742	13,952

	$127,106	$121,964

(12) Long-term Debt

Term Loan

In order to partially fund a portion of the costs and related expenses of the acquisition of Actient described in Note (3), the Company entered into a Term Loan agreement in April 2013 with a syndicate of banks to borrow $225,000 in principal value (the “Term Loan Agreement”). In September 2013 and September 2014, the Company borrowed additional amounts of $50,000 each under the Term Loan Agreement. The original issue discount together with issuance costs of the Term Loan, amounting to $13,926, is being accreted to Interest expense over the stated term of the Term Loan Agreement and the unamortized balance has been deducted from the Term Loan balance shown in the Balance Sheet. The net carrying amount of the Term Loan as of December 31, 2014 and December 31, 2013, was $291,540 and $255,145, respectively.

The Term Loan principal must be repaid in equal quarterly installments of 1.25% per quarter commencing on June 30, 2013, with the remainder of the borrowings to be paid on the maturity date of April 26, 2017, unless otherwise prepaid prior to such date in accordance with the terms of the Term Loan Agreement. The principal amount outstanding is subject to mandatory prepayment from excess positive cash flow and upon the happening of certain events including: (i) receipt of net cash proceeds from dispositions; (ii) receipt of net cash proceeds from the sale or issuance of debt or equity; and (iii) receipt of proceeds from casualty and condemnation events, in each case subject to certain limitations and conditions set forth in the Term Loan Agreement. The Company can elect loans to bear interest at a rate equal to either Base Rate (as defined in the agreement) or LIBOR, plus a margin. Under the current terms of the Term Loan Agreement, the Base Rate interest rate margin is 4.00% and the LIBOR interest rate margin is 5.00%. The Term Loan Agreement also establishes a floor rate for both the Base Rate and LIBOR options. As of the date hereof, the Company has elected to base the interest rate of the borrowings on LIBOR. As of December 31, 2014, the total interest rate on the Term Loan principal was 6.25%.

The Term Loan Agreement currently contains no financial covenants but contains usual and customary operating and restrictive covenants for a facility of this type. Events of default under the Term Loan are also usual and customary for transactions of this type. As of December 31, 2014, the Company was in compliance with the Term Loan covenants.

Senior Convertible Notes

In January 2013, the Company issued $350,000 aggregate principal amount of the 2018 Convertible Notes, in a registered public offering. Interest is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2013.

The Company received net proceeds of $310,396 from issuance of the 2018 Convertible Notes, which amount is net of $11,079 debt issuance costs and net payments of $28,525 related to its hedge transactions. The debt issuance costs have been allocated on a pro-rata basis to the debt ($8,975) and equity ($2,104) components of the transaction. The debt component of the issuance costs is included in Other assets and is being accreted to interest expense over the stated term of the 2018 Convertible Notes. The equity component was netted against the proceeds and included in additional paid-in capital. The net carrying amount of the 2018 Convertible Notes as of December 31, 2014 and December 31, 2013, was $305,289 and $293,747, respectively.

The initial conversion rate for the 2018 Convertible Notes is 41.3770 shares of common stock per $1,000 principal amount of the 2018 Convertible Notes, representing an initial effective conversion price of approximately $24.17 per share of the Company’s common stock. The conversion rate is subject to adjustment for certain events as outlined in the indenture governing the 2018 Convertible Notes, but will not be adjusted for accrued and unpaid interest.

Prior to July 15, 2018, the 2018 Convertible Notes are convertible by the holders only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2013 (and only during such fiscal quarter), if the last reported sale price of the Company common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “ 2018 Convertible Notes Measurement Period”) in which, for each trading day of such 2018 Convertible Notes Measurement Period, the trading price per $1,000 principal amount of 2018 Convertible Notes on such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified distributions and corporate events, including the Company becoming party to a consolidation, merger, binding share exchange for similar transactions pursuant to which the Company common stock would be converted into cash, securities or other assets.

On June 27, 2014, the Company provided a notice to the trustee for the 2018 Convertible Notes and the holders of the Convertible Notes that, in connection with the then-planned merger with QLT Inc. (the “QLT Merger”), the 2018 Convertible Notes may be surrendered for conversion from the date that is 70 scheduled trading days prior to the anticipated effective date of the QLT Merger until the date that is 35 trading days after the actual effective date of the QLT Merger. A closing date for the QLT Merger was never announced and the QLT Merger was terminated.

On October 14, 2014, the Company provided a notice to the trustee for the 2018 Convertible Notes and the holders of the Convertible Notes that, in connection with the proposed merger with Endo, as described in Note 17, the Convertible Notes may be surrendered for conversion from the date that is 70 scheduled trading days prior to the anticipated effective date of the merger (or, if later, the business day after the Company gave notice of the merger with Endo) until the date that is 35 trading days after the actual effective date of the merger or until the related fundamental change purchase date, as defined in the indenture.

The Company may not redeem the 2018 Convertible Notes prior to maturity. However, in the event of a fundamental change, as defined in the indenture, the holders of the 2018 Convertible Notes may require the Company to purchase all or a portion of its 2018 Convertible Notes at a purchase price equal to 100% of the principal amount of the 2018 Convertible Notes, plus accrued and unpaid interest, if any, to the repurchase date. Holders who convert their 2018 Convertible Notes in connection with a make-whole fundamental change, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Completion of the merger with Endo, as described in Note 17, constituted a fundamental change and a make-whole fundamental change pursuant to the indenture governing the 2018 Convertible Notes.

In accordance with the governing accounting guidance, the Company determined that the embedded conversion option in the 2018 Convertible Notes is not required to be separately accounted for as a derivative. However, since the 2018 Convertible Notes are within the scope of the accounting guidance for debt with conversion and other options, the Company is required to separate the 2018 Convertible Notes into a liability component and equity component. The carrying amount of the liability component is calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option is determined by deducting the fair value of the liability component from the initial proceeds ascribed to the 2018 Convertible Notes as a whole. The excess of the principal amount of the liability component over its carrying amount is amortized to interest cost over the expected life of a similar liability that does not have an associated equity component using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification in the accounting guidance for contracts in an entity’s own equity.

Prior to the completion of the proposed merger with Endo, as described in Note 17, upon conversion of a note, holders of the 2018 Convertible Notes will receive up to the principal amount of the converted note in cash and any excess conversion value (conversion spread) in shares of the Company’s common stock. The amount of cash and the number of shares of our common stock, if any, will be based on a 60 trading day observation period as described in the indenture. As described in Note 2, Summary of Significant Accounting Policies, the conversion spread will be included in the denominator for the computation of diluted net income per common share, using the treasury stock method, if the effect is dilutive.

As discussed above, to hedge against potential dilution upon conversion of the 2018 Convertible Notes, the Company purchased call options on its common stock. The call options gave the Company the right to purchase up to 14,481,950 shares of its common stock at $24.17 per share subject to certain adjustments that correspond to the potential adjustments to the conversion rate for the 2018 Convertible Notes. The Company paid an aggregate of $70,000 to purchase these call options. The call options were set to expire on July 15, 2018, unless earlier terminated or exercised. To reduce the cost of the hedge, in a separate transaction, the Company sold warrants. These warrants gave the holder the right to purchase up to 14,481,950 shares of common stock of the Company at $27.36 per share, subject to certain adjustments. These warrants were exercisable and were set to expire in equal installments for a period of 140 trading days beginning on October 15, 2018. The Company received an aggregate of $41,475 from the sale of these warrants. In accordance with governing accounting guidance, the Company concluded that the call options and warrants were indexed to the Company’s stock. Therefore, the call options and warrants were classified as equity instruments and were not marked to market prospectively. The net amount of $28,525 was recorded as a reduction to additional paid-in capital. The settlement terms of the call options provide for net share settlement and the settlement terms of the warrants provide for net share or cash settlement at the option of the Company. In connection with the merger with Endo, on January 29, 2015 the call options and warrants were terminated and the Company paid a net amount of $71,266 in connection with the termination.

Endo Loan

On June 25, 2014, the Company entered into a merger agreement with QLT Inc, QLT HoldCo, and QLT AcquireCo (the “QLT Merger Agreement”). The QLT Merger Agreement provided for a business combination whereby QLT AcquireCo would be merged with and into the Company. Concurrently with the execution of the Endo Merger Agreement on October 8, 2014, the Company delivered to QLT written notice terminating the QLT Merger Agreement. In connection with the Endo Merger Agreement described in Note 17, Endo advanced to QLT, Inc. the amount required to fund the payment of a termination fee of $28.4 million (“QLT Termination Fee”) to terminate its agreement with the Company. QLT terminated its agreement with the Company effective October 8, 2014. The QLT Termination Fee is to be repaid, together with interest thereon, within 12 months of the day after signing the proposed merger agreement (by October 10, 2015), or earlier under certain circumstances. The loan shall bear interest at a rate per annum equal to 2.56%. The Company recorded $28,400 of expense to QLT Termination Fee on its consolidated statement of operations for the year ended December 31, 2014 related to the QLT Termination Fee.

Aggregate maturities of the Company’s long-term debt as of December 31, 2014 are as follows:

2015	$44,650
2016	16,250
2017	267,813
2018	350,000
2019	—
Thereafter	—

$678,713

(13) Commitments and Contingencies

(a) Leases

On January 1, 2013, the Company commenced the lease of a new corporate headquarters in Chesterbrook, Pennsylvania. The initial term of the lease is 132 months. The Company has an option to extend the lease term for two additional five-year periods at fair market rental value determined in accordance with the provisions of the lease. The lease provides, for the first year of the lease, the abatement of rent payments (subject to the Company’s obligation to repay the unamortized portion of the abated amounts on terms specified in the lease in the event of early termination or an uncured default by the Company) and, thereafter, escalating minimum monthly rent payments. In addition to rent obligations, the Company will be responsible for certain costs and charges specified in the lease, including certain operating expenses, utility expenses, and maintenance and repair costs relating to the facility, taxes, and insurance. The Company, subject to certain limitations described in the lease, has the right of first offer commencing on and after January 1, 2016, to lease all or a part of the approximately 10,000 rentable square feet in a building adjacent to the leased facility. The landlord provided a tenant improvement allowance of $3,204 for improvements to the facility. The Company will record the cost of the improvements as a fixed asset and the allowance as a deferred rent credit.

The Company also leased office space in Malvern, Pennsylvania (its previously headquarters) under a noncancellable operating lease that expired in 2013 and its Horsham, Pennsylvania manufacturing facility under a noncancellable operating lease that expire in 2017. As a result of the decision to move to the new Chesterbrook headquarters facility, the Company accrued in 2012 an abandonment charge totaling $1,905, representing the remaining rent obligations under the Malvern lease and the advancement of amortization of the Malvern leasehold improvements. The lease agreement for the manufacturing facility in Horsham, Pennsylvania has an initial term ending January 1, 2017 and may be extended for two consecutive five-year periods. Supporting warehouse, laboratory and office space in Horsham are also leased under noncancellable operating leases that will expire in 2017 and 2022, respectively. These leases include periods of free rent and escalating minimum rent payments, and provide allowances to improve the leased facility and other lease incentives.

The Company records rent expense for the minimum lease payments on a straight-line basis over the noncancellable lease term. The Company has recorded the cost of the improvements as a fixed asset and the allowance as a deferred rent credit. The Company amortizes the leasehold improvement asset over the shorter of the life of the improvements or the remaining life of the lease. The Company amortizes the deferred rent credit as a reduction of rent expense on a straight-line basis over the life of the lease. The Company also leases office equipment and automobiles. Rent expense was $7,379, $5,732, and $6,063 for the years ended December 31, 2014, 2013, and 2012, respectively.

As security deposits for the leases of the new corporate headquarters and the Horsham manufacturing facility, the Company maintains bank letters of credit in the amount of $456 and $1,900, respectively. These bank deposits are included in Other long-term assets at December 31, 2014.

Future minimum lease payments under noncancellable operating leases for manufacturing facilities, office space, equipment and automobiles as of January 1, 2015, together with the obligations under the lease of new corporate headquarters, are as follows:

January 1, 2015 to December 31, 2015	$7,185
January 1, 2016 to December 31, 2016	$7,163
January 1, 2017 to December 31, 2017	$3,461
January 1, 2018 to December 31, 2018	$3,273
January 1, 2019 to December 31, 2020	$2,867
January 1, 2020 and thereafter	$9,892

(b) Supply Agreements

Testim

The Company has supply agreements for the production of Testim with DPT Laboratories, Ltd. (“DPT”), which expires on December 31, 2015. Under the agreement, DPT is required to manufacture, and the Company is required to purchase, a specified percentage of the Company’s annual requirements for Testim. The Company owns packaging equipment that is used by DPT in Testim production and was placed in service at the end of 2003. The equipment is being amortized over its expected future life. With the Company’s consent, the packaging equipment may be used by DPT to produce products for other customers of DPT, provided DPT pays the Company a royalty and gives the Company manufacturing priority.

XIAFLEX

On June 26, 2008, the Company entered into a supply agreement with Jubilant HollisterStier Laboratories LLC (“JHS”), pursuant to which JHS fills and lyophilizes the XIAFLEX bulk drug substance manufactured by the Company and produces sterile diluent. The agreement sets forth specifications, specific services, timelines, pricing, and responsibilities of the parties. It was effective for an initial term of three years and is automatically renewed thereafter for subsequent two year terms, unless or until either party provides notification prior to expiration of the then current term of the contract.

The Company is required to purchase a specified percentage of its total forecasted volume of XIAFLEX from JHS each year. This purchase obligation is only relieved in the event that JHS is not able to supply XIAFLEX within the timeframe established under such forecasts. In the event the Company does not order forecasted batches, it is responsible for the aggregate amounts of components and raw materials purchased by JHS to manufacture XIAFLEX for the first twelve (12) months in each forecast, unless JHS is unable to supply XIAFLEX in a timely manner. The Supply Agreement provides for cross-indemnification of the parties with JHS’s indemnification obligation to the Company for third party claims being limited to $5,000.

The Company currently is the sole supplier of the active pharmaceutical ingredient for commercial supply of XIAFLEX, but it is currently in the process of qualifying a new secondary manufacturer for XIAFLEX.

STENDRA

On October 10, 2013, the Company and VIVUS entered into STENDRA Supply Agreement. This supply agreement for STENDRA is described in Note (3)(b).

(c) Litigation

TRT Products Civil Litigation

As of March 30, 2015, the Company was involved in 218 individual civil actions related to its TRT products, Testim and TESTOPEL, wherein the plaintiffs allege, among other things, bodily injury and, in some cases, wrongful death, based on theories of strict liability, fraud and inadequacy of the product warning labels. The first complaint was served on the Company on February 27, 2014, shortly after the FDA announced that it had commenced a safety investigation into TRT products. These lawsuits have been filed in certain federal and state courts. The federal court cases are currently being handled in the Northern District of Illinois as a Multi-District Litigation (the “TRT Multi-District Litigation”). In several of the complaints filed against the Company, the Company is named as a co-defendant with certain of its competitors who also sell TRT products such as AbbVie Inc., Eli Lilly and Company, Endo, Actavis, Inc. and Pfizer, Inc., and in one lawsuit, McKesson Corporation (“McKesson”), a distributor of pharmaceutical products, including TRT, has been named as a co-defendant.

DPT Laboratories, Inc. (“DPT”), a contract manufacturer of Testim, GlaxoSmithKline LLC (“GSK”), Auxilium’s prior co-promotion partner, and McKesson Corporation (“McKesson”), a distributor of pharmaceutical products including certain Auxilium testosterone products, have also been named as codefendants in certain of these lawsuits. Auxilium has acknowledged a duty to indemnify and defend DPT, GSK and McKesson in these lawsuits.

The Company has timely notified the carriers of those of its insurance policies with coverage it believes is applicable to the liability of the litigation related to its TRT products. The Company’s primary insurer has acknowledged that it has a duty to defend and indemnify the Company with respect to the allegations made in plaintiffs’ complaints as originally filed with the relevant courts; it has, however, reserved its rights to deny coverage on the basis of certain allegations in the relevant complaints related to dishonest, fraudulent, malicious or intentionally wrongful acts.

In addition, on November 5, 2014, a civil class action complaint was filed in the Northern District of Illinois against the Company and various other manufacturers of testosterone products on behalf of a proposed class of health insurance companies and other third party payers that had paid for certain testosterone products, alleging that the marketing efforts of the Company and other defendant manufacturers with respect to certain testosterone products constituted racketeering activity in violation of 18 U.S.C. §1962(c), and other civil RICO claims. Further, the complaint alleges that the Company and other defendant manufacturers violated various state consumer protection laws through their marketing of certain testosterone products.

The Company intends to vigorously defend against the foregoing matters. These pending matters have not yet progressed sufficiently through discovery and/or development of important factual information and legal issues to enable the Company to determine a loss, if any, is probable. The Company is unable to estimate the possible loss or range of loss for the legal proceedings described above. Litigation is unpredictable and, while it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these items currently pending could have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows. The Company has incurred and expects to continue to incur significant legal fees in the defense of these actions, which legal fees the Company currently expenses as incurred.

(14) Income Taxes

The income tax benefit (expense) is as follows.

	Years Ended December 31,
	2014	2013	2012
Current:
Federal	$0	$0	$0
State	(1,050)	(270)	0
Foreign	(23)	(84)	0

	(1,073)	(354)	0

Deferred
Federal	0	76,411	0
State	1,046	2,020	0
Foreign	(7)	220	0

	1,039	78,651	0

Valuation allowance

Income tax (expense) benefit	($34)	$78,297	$0.0

A reconciliation of the United States Federal statutory rate to the Company’s effective tax rate is as follows.

	Years Ended December 31,
	2014	2013	2012
Federal income tax statutory rate	34.00%	34.00%	34.00%
State income taxes, net of federal benefit	0.18%	1.91%	1.21%
Permanent Items	-2.14%	-2.20%	1.56%
Contingent consideration	7.39%	-2.54%	0.00%
Tax credits	0.71%	3.05%	-4.28%
Transaction costs	-8.87%	0.00%	0.00%
Other	-1.22%	-0.51%	-1.07%
Valuation allowance	-30.07%	47.54%	-31.42%

Effective income tax rate	-0.02%	81.25%	0.0%

The components of the net deferred tax assets (liabilities) are as follows:

	December 31,
	2014	2013
Gross deferred tax assets-
Net operating losses	$82,043	$36,208
Orphan Drug Credit	55,575	55,888
Research and development credit	3,662	2,091
Depreciation and amortization	0	2,894
Accruals and reserves	44,134	32,031
Deferred revenue	8,843	9,320
Stock compensation	12,216	21,511
Other temporary differences	548	1,219

	207,021	161,162
Gross deferred tax liabilities-
Outside basis difference	(58,342)	(77,761)
Depreciation and amortization	(15,261)	0

	(73,603)	(77,761)
Deferred tax assets valuation allowance	(134,476)	(92,460)

Net deferred tax liability	($1,058)	($9,059)

Since inception through March 31, 2013, the Company has maintained a full valuation allowance equal to its cumulative net deferred tax assets given its history of operating losses. During 2013, in conjunction with the accounting associated with the Actient acquisition described in Note (3)(a), the Company recorded deferred tax liabilities related principally to outside tax basis differences in acquired subsidiaries. These deferred tax liabilities will serve as reversible temporary differences that give rise to future taxable income and, therefore, they serve as a source of income that permits the recognition of certain existing deferred tax assets of the Company. Solely on this basis, management determined that it is more likely than not that a portion of its valuation allowance was no longer required. As a result of the release of the valuation allowance, the Company recorded a tax benefit of $77,919 in the consolidated statement of operations for the year ended December 31, 2013 and an additional tax benefit of $1,253 in Additional paid-in capital related to the 2018 Convertible Notes.

Since the Company has only looked to reversible taxable differences and feasible tax-planning strategies in assessing the need for the valuation allowance, a portion of its deferred tax assets are not more likely than not to be utilized and remain offset by a valuation allowance. On a quarterly basis, management assesses whether it remains more likely than not that the deferred tax assets will not be realized. In the event the Company determines at a future time that it would realize additional deferred tax assets, the Company will decrease its deferred tax asset valuation allowance and record an income tax benefit in the period when the Company makes such determination.

At December 31, 2014, the Company had Federal tax return net operating loss carryforwards of approximately $300,408 which will expire in 2019 through 2034, if not utilized, and of which $44,121 is a result of windfall stock compensation deductions. The recorded deferred tax asset for net operating losses shown in the above table is net of these windfall stock compensation deductions which, when realized, will be recorded directly to Additional paid-in capital. The Federal Orphan Drug and research and development credits of $59,237 at December 31, 2014 shown in the above table will expire in 2020 through 2034, if not utilized.

In addition, the Company had overall state tax return net operating loss carryforwards of approximately $224,616, of which $104,318 relate to Pennsylvania, which expire in 2014 through 2034 if not utilized, and which include windfall stock compensation deductions. Future utilization of Pennsylvania net operating loss carryforwards is limited to the greater of 25% of Pennsylvania taxable income or $4,000 per year for tax years ending before January 1, 2015. Thereafter, future utilization of Pennsylvania net operating loss carryforwards is limited to the greater of 30% of Pennsylvania taxable income or $5,000 per year.

The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss and tax credit carryforwards following certain ownership changes (as defined by the Act) that could limit the Company’s ability to utilize these carryforwards. Generally, a change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on that company’s ability to utilize its carryforwards from the tax periods prior to the ownership change. The Company has conducted a study to determine whether it has experienced any ownership changes, as defined by the Act. As a result of the study, the Company has concluded that it has undergone multiple ownership changes in previous years. Accordingly, the Company’s ability to utilize the aforementioned carryforwards will be limited on an annual basis. The Company believes that such limitations may result in approximately $10,700 and $9,400 of Federal and state net operating loss carryforwards, respectively, expiring prior to utilization. Additionally, the Company believes $521 of its Federal research and development credits will be limited.

The Company and its subsidiaries file income tax returns in the U.S., local tax jurisdictions in the U.S. and the U.K. During the prior year, the IRS opened and closed an audit of the 2010 tax year that resulted in no changes. Presently, the Company has not been contacted by any state taxing jurisdictions for examination of its income tax returns for open periods. As the Company has generated losses for each tax year since inception (except for 2009, 2011, and 2012), all of its prior tax years are open to examination.

As of December 31, 2014, the total amount of gross unrecognized tax benefits was $20,343. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2014 is $0. Any increase or decrease to the gross unrecognized tax benefit would result in a corresponding increase or decrease to the valuation allowance against deferred tax assets.

Unrecognized tax benefits for the three years ended December 31, 2014 were:

	Years Ended December 31,
	2014	2013	2012
Unrecognized Tax benefits beginning of year	$6,499	$3,443	$3,372
Gross change for current year positions	13,844	331	71
Increase for prior period positions associated business combinations	0	2,725	—
Decrease for prior period positions	0	0	0
Decrease due to settlements and payments	0	0	0
Decrease due to statute expirations	0	0	0

Unrecognized tax benefits end of year	$20,343	$6,499	$3,443

The Company does not believe the total amount of unrecognized tax benefits will increase or decrease significantly over the next twelve months.

In connection with the adoption of stock-based compensation guidance in 2006, the Company elected to follow the with-and-without approach to determine the sequence in which deductions and NOL carryforwards are utilized. Accordingly, no tax benefit related to stock options was recognized in any year as a result of the utilization of NOL carryforwards to offset any taxable income. The table of deferred tax assets shown above does not include certain deferred tax assets at December 31, 2014 and 2013 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for book purposes. Additionally, paid in capital will be increased by approximately $16,025 if and when such deferred tax assets are ultimately realized.

(15) Stockholders’ Equity

(a) Shareholder Rights Plan

On September 16, 2014, the Board of Directors of the Company (the “Board”) authorized and directed the issuance, and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $100.00 per one one-hundredth of a share of Preferred Stock, subject to adjustment as provided in the Rights Agreement (as defined below). The dividend was payable to stockholders of record at the close of business on September 29, 2014. The description and terms of the Rights are set forth in the Rights Agreement, dated as of September 17, 2014 and amended on October 8, 2014 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

Pursuant to the terms of Amendment No. 1, dated as of October 8, 2014, to the Rights Agreement, all Rights established under the Rights Agreement automatically expired immediately prior to the closing of the Company’s merger with Endo.

(b) Employee Stock Purchase Plan

Under the Company’s 2006 Employee Stock Purchase Plan (“ESPP”), as approved by the stockholders of the Company, employees may purchase shares of the Company’s common stock at a 15% discount through payroll deductions. Employees may contribute up to 10% of their compensation to the ESPP. The purchase price is 85% of the fair value per share of common stock on the date the purchase period begins or the date on which the purchase period ends, whichever is lower. The ESPP restricts the maximum number of shares that an employee may purchase to 15,000 shares during each semi-annual purchase period and to $25,000 worth of common stock during each year. In January 2012, June 2012, December 2012, July 2013, December 2013 and July 2014, employees purchased 47,210, 55,015, 51,035, 66,458, 63,297 and 76,440 shares of common stock at a price of $16.8215, $16.8300, $15.7585, $14.4755, $14.4755 and $17.0510 per share, respectively. As of December 31, 2014, there were 71,713 shares available for future grant under the ESPP.

(c) Stock Options and Stock Awards

Under the Company’s 2004 Equity Compensation Plan, amended and restated December 1, 2009 and May 21, 2014, (the “2004 Plan”), as approved by the stockholders of the Company, qualified and nonqualified stock options and stock awards may be granted to employees, non-employee directors and service providers. In May 2014, the stockholders approved the increase of shares authorized for issuance under the 2004 Plan to 18,300,000. The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the 2004 Plan and has delegated to each of the Company’s Chief Executive Officer and Chief Financial Officer the authority to grant stock options to newly hired employees and promoted employees below the Vice President level within specified parameters. The members of the Board of Directors may annually elect to receive all, or a designated portion, of their fees in the form of common stock instead of cash. The shares issued pursuant to such elections by Board members are issued under the 2004 Plan. During the years ended December 31, 2014, 2013 and 2012, such issuances amounted to 1,458, 3,418, and 4,956 shares having an aggregate fair value of $38, $62 and , $106, respectively, on the dates of issuance. Otherwise, the Company has, to date, granted only nonqualified stock options and restricted stock awards under the 2004 Plan. The Company issues new shares of common stock upon exercise of stock options or vesting of stack awards. At December 31, 2014, there were 4,333,575 shares available for future grants under the 2004 Plan.

(d) Stock Options

Stock options are granted with an exercise price equal to 100% of the market value of the common stock on the date of grant, and generally have a 10-year contractual term and vest no later than four years from the date of grant (with some providing for automatic vesting upon a change of control of the Company unless an acquirer in a change of control transaction assumes such outstanding option). The following tables summarize stock option activity for the three years ended December 31, 2014:

	Years Ended December 31,
	2014	2013	2012
Options outstanding:
Outstanding at beginning of period	7,345,535	6,626,176	7,262,718
Granted	1,307,865	1,245,069	1,829,884
Exercised	(3,616,202)	(149,304)	(960,864)
Cancelled	(869,227)	(376,406)	(1,505,562)

Outstanding at end of period	4,167,971	7,345,535	6,626,176

Exercisable at end of period	1,508,630	4,090,046	3,258,010

Weighted average exercise prices:
Outstanding at beginning of period	$21.82	$22.50	$22.53
Granted	27.50	17.70	20.07
Exercised	21.84	8.85	10.93
Cancelled	23.68	25.18	27.10
Outstanding at end of period	23.18	21.82	22.50
Exercisable at end of period	24.63	23.60	23.42

During the year ended December 31, 2014, the Company granted standard non-qualified stock options to employees and directors to purchase shares of the Company’s common stock pursuant to the 2004 Plan. The options expire ten years from date of grant and their exercise prices represent the closing price of the common stock of the Company on the respective dates that the options were granted. The standard non-qualified stock options granted to employees vest no later than four years from the grant date, assuming continued employment of the grantee.

Of the options cancelled during 2014, 685,319 represented unvested options forfeited with an average exercise price of $22.04 and 183,908 represented vested options cancelled with a weighted average exercise price of $30.42. The aggregate intrinsic value of options outstanding and of exercisable options as of December 31, 2014 was $46,869 and $14,892 respectively. These aggregate intrinsic values represent the total pretax intrinsic value, based on the Company’s stock closing price of $34.38 as of December 31, 2014, that would have been received by the option holders had all option holders exercised their options as of that date.

The total intrinsic value of options exercised in 2014, 2013 and 2012 was $38,081, $2,923, and $9,287, respectively. As of December 31, 2014, the weighted average remaining contractual life of outstanding options and of exercisable options was 7.2 and 5.4 years, respectively.

The total number of in-the-money options exercisable as of December 31, 2014 was 1,333,655.

(e) Performance-Based Restricted Stock Units (“PRSUs”)

During the year ended December 31, 2014, the Company granted a total of 217,600 PRSUs to certain senior management employees. The PRSUs will be earned based on the Company’s total shareholder return (“TSR”) as compared to a peer group of companies at the end of the performance period, which performance period is January 1, 2014 to December 31, 2016. These PRSUs were granted with a weighted average grant date fair value of $29.71 and the number of PRSUs reflected as granted represents the target number of shares that are eligible to vest subject to the attainment of the performance goal. Depending on the outcome of the performance goal, a recipient may ultimately earn a number of shares greater or less than their target number of shares granted, ranging from 0% to 150% of the PRSUs granted. Shares of the Company’s common stock are issued on a one-for-one basis for each PRSU earned and participants vest in their PRSUs at the end of the performance period.

The fair value of the TSR PRSUs granted during the year ended December 31, 2014 was determined using a Monte Carlo simulation and utilized the following weighted average inputs and assumptions:

Closing stock price on grant date	$27.70
Performance period starting price	$20.36
Term of award (in years)	2.84
Volatility	38.29%
Risk-free interest rate	0.62%
Expected dividend yield	0.00%
Fair value per TSR PSU	$29.71

The performance period starting price is measured as the average closing price over the last 20 trading days prior to the performance period start. The Monte Carlo simulation model also assumed correlations of returns of the prices of the Company’s common stock and the common stocks of the comparator group of companies and stock price volatilities of the comparator group of companies.

Compensation expense for the PRSUs is based upon the number and value of shares expected to vest and compensation expense is recognized over the applicable vesting period. All compensation cost for the PRSUs will be recognized if the requisite service period is fulfilled, even if the market condition is never satisfied. The following table summarizes the PSRU activity for the year ended December 31, 2014:

PRSUs
At beginning of period	174,333
Granted	217,600
Vested	(39,826)
Cancelled	(113,285)

At end of period	238,822

Weighted average grant date fair value:
At beginning of period	$18.44
Granted	29.71
Vested	18.74
Cancelled	21.88
At end of period	27.22

(f) Restricted Stock Units (“RSUs”)

The Company also granted RSUs to directors and employees. These RSUs generally vest ratably over three years at one year intervals from the grant date. Upon vesting, RSU is converted into one share of the common stock of the Company. The following table summarizes the restricted common stock activity for the year ended December 31, 2014:

RSUs
At beginning of period	318,888
Granted	366,313
Vested	(100,009)
Cancelled	(97,478)

At end of period	487,714

Weighted average grant date fair value:
At beginning of period	$17.93
Granted	29.10
Vested	18.26
Cancelled	24.95
At end of period	24.79

(g) Restricted Stock Awards (“RSAs”)

RSAs are considered issued and outstanding at the time of grant, but are still subject to vesting and forfeiture. The compensation cost of restricted stock awards is determined by their intrinsic value on the grant date. The following table summarizes the restricted common stock activity for the three years ended December 31, 2014:

RSAs
At beginning of period	21,460
Granted	20,000
Vested	(16,831)
Cancelled	(549)

At end of period	24,080

Weighted average grant date fair value:
At beginning of period	$18.50
Granted	18.98
Vested	19.45
Cancelled	24.62
At end of period	19.27

(h) Valuation and Expense Information

Total stock-based compensation expense recorded for the year ended December 31, 2014, 2013 and 2012 amounted to $17,241, $15,522, and $15,007 respectively. Stock-based compensation costs capitalized as part of inventory amounted to $8,036 and $6,613 at December 31, 2014 and 2013, respectively.

All stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense in the income statement over the requisite service period. The fair value of RSUs and RSAs is based on the market value of the Company’s stock on the date of grant. The Company measures the fair value of options on the date of grant using the Black-Scholes model and applying the assumptions in the following table. For awards granted during the three years ended December 31, 2014, the expected volatility is based on the historical volatility of the Company. Prior to the first quarter of 2014, the Company had used the simplified calculation of expected option life prescribed in the guidance issued by the Securities and Exchange Commission because the Company’s history was inadequate to determine a reasonable estimate of the option life. Effective the first quarter of 2014, the Company determined that it had sufficient historical data to develop an expected option life to be used in its Black Scholes calculation. The dividend yield is determined based on the Company’s history to date and management’s estimate of dividends over the option life. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of the grant.

	2014	2013	2012
Weighted average assumptions:
Expected life of options (in years)	5.49	6.27	6.26
Risk-free interest rate	1.77%	1.24%	1.05%
Expected volatility	45.27%	48.69%	50.66%
Expected dividend yield	0.00%	0.00%	0.00%

The weighted-average grant date fair value of the options issued in 2014, 2013 and 2012 was $11.97, $8.47 and $9.85, respectively. As of December 31, 2014, there was approximately $31,707 of total unrecognized stock-based compensation cost related to all share-based payments that will be recognized over the weighted-average period of 2.2 years. Future grants will add to this total, whereas future amortization and the vesting of existing grants will reduce this total.

(16) Common Stock and Redeemable Convertible Preferred Stock

(a) Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, with a par value of $0.01 per share.

(c) Common stock reserved for future issuance

The following table summarizes common shares reserved for issuance at December 31, 2014 on the exercise or conversion of:

Common stock options-
Issued and outstanding	4,167,971
Available for future grant	4,333,575
Available for issuance under ESPP	71,713
Issued and outstanding RSUs and PRSUs	726,536
Senior convertible notes	19,188,575
Senior convertible note warrants	28,963,900
Actient warrants	1,250,000

Total shares reserved for future issuance	58,702,270

(c) Preferred Stock

The Company is authorized to issue 1,500,000 shares of Series A Junior Participating preferred stock, with a par value of $0.01, and 3,500,000 shares of preferred stock, with a par value of $0.01 per share. No preferred stock is issued or outstanding.

(17) Subsequent Events

Merger Agreement with Endo

On January 29, 2015, pursuant to the Merger Agreement among the Company, Endo, Endo HoldCo and Avalon Merger Sub Inc., a Delaware corporation and direct subsidiary of HoldCo (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and as an indirect wholly owned subsidiary of Endo (the “Merger”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, at the effective time of the Merger (the “Effective Time”), each share of Auxilium common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Endo, Merger Sub or any other direct or indirect wholly owned subsidiary of Endo, and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (ii) shares that were owned by stockholders who had perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Laws of the State of Delaware and (iii) shares of restricted stock of the Company) was converted into the right to receive, at each Auxilium stockholder’s election, either (1) a combination of $16.625 in cash and 0.2440 Endo Shares (the “Standard Election Consideration”), (2) $33.25 in cash (the “Cash Election Consideration”) or (3) 0.4880 Endo Shares (the “Stock Election Consideration,” and together with the Standard Election Consideration and the Cash Election Consideration the “Merger Consideration”). Auxilium stockholders who did not make an election are entitled to receive the Standard Election Consideration.

Of the 54,966,186 Auxilium shares outstanding that were eligible to make an election, 52,154,714, or 94.9%, elected to receive the Stock Election Consideration, 249,408, or 0.4%, elected to receive the Cash Election Consideration, 110,448, or 0.2%, elected to receive the Standard Election Consideration, and the remaining 2,451,616, or 4.5%, did not make any election and thus received the Standard Election Consideration. The result of the elections led to an oversubscription of the Stock Election Consideration. In accordance with the proration method described in the Merger Agreement and proxy statement/prospectus provided to Auxilium stockholders, each Auxilium share for which an election was made to receive the Stock Election Consideration will instead be entitled to receive approximately $9.75 in cash and 0.3448 Endo Shares.

In connection with the closing of the Merger, the Company notified the NASDAQ Global Select Market (“NASDAQ”) of the consummation of the Merger and trading in Auxilium common stock was suspended prior to the commencement of trading on January 30, 2015. In addition, Auxilium common stock was withdrawn from listing on NASDAQ as of the opening of business on January 30, 2015 and the Company requested that NASDAQ file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the Auxilium common stock. As a result of the Merger, each Auxilium Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive the applicable Merger Consideration.

On January 29, 2015, in connection with the consummation of the Merger, the Company and Endo, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into a second supplemental indenture, dated as of January 29, 2015 (the “Second Supplemental Indenture”) to an indenture, dated as of January 30, 2013, between Auxilium and the Trustee (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of January 30, 2013, between Auxilium and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Company’s 2018 Convertible Notes.

Pursuant to the Second Supplemental Indenture, the 2018 Convertible Notes are no longer convertible into shares of Auxilium common stock and instead are convertible into cash and ordinary shares of Endo (“Endo Shares”) based on the weighted average of the cash and Endo Shares received by Auxilium stockholders that affirmatively made an election in connection with the Merger. As a result of such elections, a holder of 2018 Convertible Notes is entitled to receive upon conversion of 2018 Convertible Notes (subject to subsequent adjustment pursuant to the terms of the Indenture), $408.83 in cash and 14.1918 Endo Shares per $1 principal amount of 2015 Convertible Notes converted.

In addition, pursuant to the Second Supplemental Indenture, Endo became a co-obligor of Auxilium’s obligations under the 2018 Convertible Notes and expressly agreed to assume, jointly and severally with Auxilium, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the 2018 Convertible Notes issued under the Indenture, (b) the due and punctual delivery of Endo Shares and/or cash upon conversion of the 2018 Convertible Notes upon the exercise by a holder of 2018 Convertible Notes of the conversion rights under the First Supplemental Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by Auxilium.

The completion of the Merger constituted a “Fundamental Change” under the terms of the Indenture. Accordingly, holders were provided the opportunity to require the Company to purchase on March 5, 2015, for cash, any or all 2018 Convertible Notes at a price equal to the principal amount of such 2018 Convertible Notes. No holder exercised such right.

The completion of the Merger constituted a “Make-Whole Fundamental Change” under the terms of the Indenture. Accordingly, holders electing to convert 2018 Convertible Notes from January 29, 2015 to March 4, 2015 (the “Make-Whole Conversion Period”) were entitled to an increased conversion rate of $425.61 in cash and 14.7795 Endo Shares per $1 principal amount of 2015 Convertible Notes. Holders of all but $55 of 2018 Convertible Notes exercised their conversion right during the Make-Whole Conversion Period.

On January 29, 2015, in connection with the Merger, all fees and other amounts outstanding under the Term Loan Agreement were paid, and the Term Loan Agreement was terminated. Auxilium did not incur any penalties in connection with the termination of the Term Loan Agreement.

Exercise of Actient Warrants

On January 22, 2015, holders of the Actient warrants described in Note 3 exercised their 1,250,000 warrants for total cash proceeds of $22,250.